Exhibit 10.2

ASSET PURCHASE AGREEMENT

AMONG

NEOFORMA, INC.,

NEOCARS CORPORATION

AND

I-MANY, INC.

JULY 18, 2003

i

(continued)

(continued)

(continued)

EXHIBITS:
Exhibit A-1:	Perpetual Software Distribution and License Agreement
Exhibit A-2:	Term-Limited Software Distribution and License Agreement
Exhibit B:	Escrow Agreement
Exhibit C:	Earnout Schedule
Exhibit D:	Bill of Sale and Assumption Agreement
Exhibit E:	Patent Assignment
Exhibit F:	Copyright Assignment
Exhibit G:	Mark Assignment

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 18, 2003 (the “Agreement Date”) by and among Neoforma, Inc., a Delaware corporation (“Parent”), Neocars Corporation, a Delaware corporation that is a wholly-owned subsidiary of Parent (“Buyer”), and I-many, Inc., a Delaware corporation (“Seller”).

RECITALS

A. Seller, among other things, is engaged in the business of providing software and related services related to the management of contractual relationships in the Life Sciences Market (as defined below) (the “Business”).

B. Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, certain assets related to the Business and Buyer agrees to assume certain of the liabilities of Seller related to the Business on the terms and conditions set forth in this Agreement.

C. Concurrently with the execution of this Agreement, Parent, Buyer and Seller are entering into a Perpetual Software Distribution and License Agreement and a Term-Limited Software Distribution and License Agreement (the “Software Distribution and License Agreements”) in the forms attached hereto as Exhibit A-1 and Exhibit A-2, pursuant to which Seller and Parent have agreed to license and/or re-sell certain products and services related to the Business and not compete against one another in specified industries and product categories.

D. In connection with this Agreement, Parent, Buyer and Seller are entering into an escrow agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit B pursuant to which a portion of the Purchase Price (as defined below) to be paid by Buyer hereunder will be held to secure Seller’s indemnification obligations hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 10.1.

“AAA Rules” has the meaning set forth in Section 10.1.

“Accounts Receivable” means all trade accounts receivable and any other evidences of indebtedness of and rights to receive payment and the full benefit of all security for such accounts or rights to payment, in each case that are related to the Business and that would be characterized as accounts receivable in accordance with GAAP.

“actual knowledge” with respect to any fact, circumstance, event or other matter in question means (i) when used in Section 3.11 of this Agreement, the knowledge of the Seller Knowledge Parties of such fact, circumstance, event or other matter after reasonable inquiry of (A) all employees of Seller and

(B) Seller’s outside legal counsel for intellectual property matters and (ii) when used other than in Section 3.11 of this Agreement, the actual knowledge (without any requirement of reasonable inquiry) of the Seller Knowledge Parties of such fact, circumstance or other matter.

“Acquisition Transaction” has the meaning set forth in Section 3.20.

“Affiliate” means, with respect to any specified person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such specified person (where, for purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as an officer, director, trustee or executor, by contract or otherwise).

“Agreement” and “Agreement Date” have the respective meanings set forth in the introductory paragraph of this Agreement.

“Applicable Legal Requirements” means, collectively, all foreign, federal, state, local or other laws, statutes, constitutions, resolutions, ordinances, codes, edicts, decrees, orders, writs, injunctions, awards, judgments, rules, regulations, rulings or requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is applicable to the subject entity and its properties, assets and business.

“Asset Purchase” has the meaning set forth in Section 3.2(a).

“Assigned Agreements” has the meaning set forth in Section 2.2(g).

“Assumed Liabilities” has the meaning set forth in Section 2.5.

“Bill of Sale and Assumption Agreement” has the meaning set forth in Section 2.9(a).

“Books and Records” means, to the extent not already included in the Documentation, all books, records, books of account, financial records, financial statements, files, data and papers, whether in hard copy or computer format, used or held for use by Seller in connection with the conduct of the Business (other than the corporate minute books of Seller), including, to the extent used in connection with the Business, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former personnel, and any Tax Return relating exclusively to any Tax imposed on the Purchased Assets.

“Business” has the meaning set forth in Paragraph A of the Recitals to this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for ordinary banking business in California.

“Business Employees” are those officers and employees of Seller listed on Schedule 1.1(a) attached hereto who dedicate a substantial portion of their working hours towards the Business, and consultants and independent contractors listed on Schedule 1.1(b) attached hereto who perform services in connection with the Business.

“Buyer Ancillary Agreements” means the Escrow Agreement, the Software Distribution and License Agreements, the Bill of Sale and Assumption Agreement and all other assumptions, certificates and documents that Buyer is required to execute and deliver pursuant to this Agreement.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“California Commissioner” means the California Commissioner of Corporations.

“California Securities Law” means the California Corporate Securities Law of 1968, as amended, and the rules and regulations promulgated thereunder.

“Claim” has the meaning set forth in Section 7.5(a).

“Closing Shares” has the meaning set forth in Section 2.7(a)(i).

“Closing” and “Closing Date” have the respective meanings set forth in Section 2.8.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Consented Maintenance Agreement” has the meaning set forth in Section 5.11(c)(ii).

“Consented Services Agreement” has the meaning set forth in Section 5.11(d)(ii).

“Contested Claim” has the meaning set forth in Section 7.5(d)(ii).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, sublease, mortgage, instrument, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, memorandum of understanding, letter of intent, promise, arrangement, commitment or undertaking of any nature.

“Copyright Assignment” has the meaning set forth in Section 2.9(d).

“Damages” means any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees and court or arbitration costs.

“Deferred Revenue” means all amounts received or entitled to be received from customers of the Business that would be characterized as deferred revenue in accordance with GAAP as of the Closing.

“Determination Date” means (i) with respect to the Closing Shares, the Closing Date, (ii) with respect to the Earnout Shares, the date such Earnout Shares are issued in accordance with the Earnout Schedule and (iii) with respect to the Indemnification Shares, the Closing Date.

“Dispute Notice” has the meaning set forth in Section 5.11(e)(ii).

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any Seller Technology Assets, whether in tangible or intangible form, whether owned by Seller or held by Seller under any licenses or sublicenses (or similar grants of rights).

“Earnout Period” has the meaning set forth in the Earnout Schedule.

“Earnout Schedule” means Exhibit C attached hereto.

“Earnout Shares” has the meaning set forth in Section 2.7(b).

“Employee Plan” means each employment and consulting Contract, pension, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation agreement, stock, option, bonus or other incentive plan, vacation, sick, holiday or other paid leave plan, severance plan or other similar employee benefit plan, including all “employee benefit plans” as defined in Section 3(3) of ERISA maintained by Seller or any of its affiliates, which covers any Business Employee.

“Encumbrance” means any pledge, lien, collateral assignment, security interest, deed of trust, mortgage, title retention device, collateral assignment, claim, license or other contractual restriction (including any restriction on the transfer of any asset, the receipt of income derived from any asset or on the possession, exercise or transfer of any other attribute of ownership of any asset), conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or right to use or any other encumbrance of any kind whatsoever, other than (i) mechanic’s, materialmen’s, landlord’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens for Taxes not yet due and payable, (iv) liens for Taxes that are being contested in good faith and by appropriate proceedings and which are set forth on Schedule 3.5 to the Seller Disclosure Letter, (v) liens arising solely by action of Parent or the Buyer and (vi) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, provided that with respect to clauses (i) through (iii), such liens do not materially and adversely impair the use or value of the Purchased Assets and do not secure outstanding liabilities that have not been paid when due.

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, ordinance, code, legally binding guideline or policy or rule of the United States or of any other country or any judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Authority, relating to the environment, natural resources, human health and safety or to exposure to Hazardous Substances, and includes the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes and any applicable transfer statutes.

“Environmental Liabilities” means any and all Liabilities arising in connection with or in any way relating to Seller (or any predecessor of Seller or any prior owner of all or part of Seller’s business and assets), any property now or previously owned, leased or operated by Seller, the Business (as currently or previously conducted by Seller), the Purchased Assets or any activities or operations occurring or conducted at the real property owned, leased or used by Seller (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under any Environmental Laws and (ii) relate to actions occurring on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Paragraph D of the Recitals to this Agreement.

“Escrow Period” has the meaning set forth in Section 2.7(a).

“Escrow Shares” has the meaning set forth in Section 2.7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Liabilities” has the meaning set forth in Section 2.6.

“Facility” has the meaning set forth in Section 3.23.

“Final Award” has the meaning set forth in Section 10.1(e).

“GAAP” means United States generally accepted accounting principles in effect at the time of any determination, which are applied on a consistent basis.

“Governmental Authority” means any (a) nation, province, state, county, city, town, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature.

“Governmental Permit” has the meaning set forth in Section 3.12.

“Guaranteed Shares” has the meaning set forth in Section 2.7(a).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or toxic substance, having any constituent elements displaying any of the foregoing characteristics, as defined in or regulated under any applicable Environmental Laws.

“Hearing” has the meaning set forth in Section 5.3(a).

“Hearing Notice” has the meaning set forth in Section 5.3(a).

“Incurred Damages” has the meaning set forth in Section 10.1(e).

“Indemnification Cap” has the meaning set forth in Section 7.4(a).

“Indemnification Shares” has the meaning set forth in Section 7.4(b).

“Indemnified Person” has the meaning set forth in Section 7.5(a).

“Indemnifying Person” has the meaning set forth in Section 7.5(c)(i).

“Information Statement” has the meaning set forth in Section 5.3(a).

“Intellectual Property Rights” means any rights exercisable or available in any jurisdiction of the world constituting industrial or intellectual property rights or protections, whether owned, licensed or otherwise used or held, including without limitation all of the following: (i) all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or resubmitted); (ii) all trademarks, service marks, trade dress, trade names, brand names, Internet domain names and URLs, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof; (iii) all copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights and moral rights; (iv) all trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection); (v) all computer software programs, including all source code, object code and documentation related thereto; and (vi) all databases and data collections and rights therein.

“IRS” means the Internal Revenue Service.

“J.A.M.S.” has the meaning set forth in Section 10.1.

“knowledge” of a party, with respect to any fact, circumstance, event or other matter in question, means the knowledge of the Seller Knowledge Parties or the Parent Knowledge Parties, as the case may be, of such fact, circumstance, event or other matter after reasonable inquiry.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law (under law or equity and under any theory of liability), action or governmental order and those arising under any Contract.

“License Excluded Assets” has the meaning set forth in Section 2.3.

“Life Sciences Market” means all (i) healthcare providers (as evidenced by state licensure or other legal authorization to engage in the treatment of illness, injury or disease), including but not limited to acute care hospitals, physicians, pharmacies and clinical laboratories, (ii) those entities and any division, department or other subdivision of an entity which sell, directly or through third parties, services or supplies used in direct patient treatment, including without limitation pharmaceutical and medical/surgical manufacturers and distributors, (iii) healthcare group purchasing organizations, (iv) pharmacy benefit managers, (v) healthcare contract research organizations, (vi) healthcare biotechnology and healthcare biologically-oriented nanotechnology companies, (vii) medical research laboratories, (viii) those entities and any division, department or other subdivision of an entity which supply (or supplies) medical capital equipment to healthcare providers (excluding any division, department or other subdivision of such entity which does not supply medical capital equipment to healthcare providers), and (ix) those entities and any division, department or other subdivision of an entity which sell, directly or through third parties, services or supplies used in billing for or the reimbursement of the treatment of illness, injury or disease (excluding any division, department or other subdivision of such entity which does not sell, directly or through third parties, services or supplies used in billing for or the reimbursement of the treatment of illness, injury or disease).

“Mark Assignment” has the meaning set forth in Section 2.9(d).

“Material Adverse Change” when used in reference to (a) Seller or Parent, means any change, event, violation, inaccuracy, circumstance or effect (regardless of whether such events or changes are inconsistent with the representations or warranties made by such person in this Agreement) that is or is reasonably likely to be individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, prospects, properties, assets (including intangible assets), employees, operations or results of operations of Seller, Parent or Buyer, as the case may be, and their Subsidiaries, taken as a whole, and (b) the Purchased Assets or the Business, means a material diminution in the condition or ability to use such Purchased Assets or the condition (financial or otherwise), business, prospects, properties, assets (including intangible assets), employees, operations or results of operations of the Business.

“Material Adverse Effect,” when used in reference to (a) Seller, Parent or Buyer, means any change, event, violation, inaccuracy, circumstance or effect (regardless of whether such events or changes are inconsistent with the representations or warranties made by such person in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, properties, assets (including intangible assets), employees, operations or results of operations of Seller, Parent or Buyer, as the case may be, and their Subsidiaries, taken as a whole, and (b) the Purchased Assets or the Business, means a material diminution in the value, condition, status or ability to use such Purchased Assets or Business.

“Material Seller Customer” has the meaning set forth in Section 5.2.

“Nasdaq Website” means the official website of the Nasdaq Stock Market with the URL http://www.nasdaq.com.

“Notice of Claim” has the meaning set forth in Section 7.5(a).

“Notice of Superior Offer” has the meaning set forth in Section 5.5(c).

“Open Source Materials” has the meaning set forth in Section 3.11(m).

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Parent Average Stock Price” means, with respect to any Determination Date, the average of the closing sale prices per share of Parent Common Stock, as reported on the Nasdaq National Market on the Nasdaq Website, during the ten consecutive trading days ending on and including the Business Day prior to such Determination Date.

“Parent Common Stock” means the common stock of Parent, $0.001 par value per share.

“Parent Disclosure Letter” has the meaning set forth in the introductory paragraph of Article 4, “Representations and Warranties of Parent and Buyer.”

“Parent Exchange Act Documents” has the meaning set forth in Section 4.3(a).

“Parent Financial Statements” has the meaning set forth in Section 4.3.

“Parent Indemnified Person” and “Parent Indemnified Persons” have the respective meanings set forth in Section 7.3.

“Parent Indemnifying Person” has the meaning set forth in Section 7.2.

“Parent Knowledge Parties” means each of Robert Zollars, Daniel Eckert, Andrew Guggenhime, Steven Wigginton, Herbert Cross, Stephen Phillips and Jason Somer.

“Parent Preferred Stock” means the preferred stock of Parent, $0.001 par value per share.

“Parent Stock Plans” has the meaning set forth in Section 4.4(a).

“Patent Assignment” has the meaning set forth in Section 2.9(d).

“Permit” has the meaning set forth in Section 2.11.

“Permit Application” has the meaning set forth in Section 5.3(a).

“person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

“Prepaid Assets” has the meaning set forth in Section 2.2(i).

“Pre-Closing Period” has the meaning set forth in Section 5.2.

“Prior Facility” has the meaning set forth in Section 3.23.

“Privacy Practices” has the meaning set forth in Section 3.19.

“Professional Services Agreement” has the meaning set forth in Section 5.11(d).

“Purchase Price” has the meaning set forth in Section 2.7(a).

“Purchased Assets” has the meaning set forth in Section 2.2.

“Receivables List” has the meaning set forth in Section 3.24.

“Required Consent Maintenance Agreement” has the meaning set forth in Section 5.11(c)(i).

“Required Consent Services Agreement” has the meaning set forth in Section 5.11(d)(i).

“Resale Registration Statement” has the meaning set forth in Section 2.11.

“Restricted Period” has the meaning set forth in Section 5.18.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Selected Employees” has the meaning set forth in Section 5.7(a).

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Agreements” has the meaning set forth in Section 3.9.

“Seller Ancillary Agreements” means the Escrow Agreement, Software Distribution and License Agreements, Bill of Sale and Assumption Agreement and all other assignments, certificates and documents that Seller is required to execute and deliver pursuant to this Agreement.

“Seller Balance Sheet” has the meaning set forth in Section 3.6(b).

“Seller Common Stock” means the common stock of Seller, $0.0001 par value per share.

“Seller Confidential Information” has the meaning set forth in Section 5.13(b)

“Seller Customer Assets” has the meaning set forth in Section 2.2(j).

“Seller Customers” has the meaning set forth in Section 3.22.

“Seller Disclosure Letter” has the meaning set forth in the introductory paragraph of Article 3, “Representations and Warranties of Seller.”

“Seller Exchange Act Documents” has the meaning set forth in Section 3.6(a).

“Seller Indemnified Person” and “Seller Indemnified Persons” have the respective meaning set forth in Section 7.3.

“Seller Indemnifying Person” has the meaning set forth in Section 7.2.

“Seller IP Rights” has the meaning set forth in Section 3.11(a).

“Seller IP Rights Agreements” has the meaning set forth in Section 3.11(b).

“Seller Knowledge Parties” means each of A. Leigh Powell, Terry Nicholson, Kevin Collins, Robert G. Schwartz, Roger Guerin, Alan Cardinal, Todd Venetianer, Stephen van Houten, Leonard Rainow, Scott Landry, Tim Curran, Adam Fine, Ed Lawrence, Donna Senkbeil and all project managers of Seller with respect to the projects for which he or she is responsible.

“Seller Options” means outstanding options to purchase shares of Seller Common Stock.

“Seller Proxy Statement” has the meaning set forth in Section 5.4(a).

“Seller Receivables” means all Accounts Receivable, notes receivable and other receivables, as well as unbilled work-in-progress, of Seller and the Business.

“Seller Stockholder Meeting” has the meaning set forth in Section 3.21(b).

“Seller Source Code” has the meaning set forth in Section 3.11(i).

“Seller Tangible Personal Property” has the meaning set forth in Section 2.2(l).

“Seller Tax Period” has the meaning set forth in Section 6.2.

“Seller Technology” means (all computer software (including software programs, objects, modules, routines, algorithms and any other software code) in both source code and object code form, copyrightable works, inventions (whether or not patentable), trade secrets (including Seller’s customer lists), know-how, processes, designs, techniques, confidential business information and other proprietary information and technologies used in, in development for, or which are otherwise necessary for, conducting the Business, including without limitation any of the above related to software programs and updates, upgrades, new versions and new releases of such software programs currently under development by or for Seller, whether owned by Seller or held by Seller under any licenses or sublicenses (or similar grants of rights) excluding the Seller-Licensed IP Rights and the Excluded Assets).

“Seller Technology Assets” means all of the Seller Technology described on Schedule 1.1(c) attached hereto. The Seller Technology Assets specifically exclude all other Seller Technology not described on Schedule 1.1(c) (the “Retained Seller Technology Assets”).

“Seller Warrants” means outstanding warrants to purchase shares of Seller Common Stock.

“Seller-Licensed IP Rights” has the meaning set forth in Section 3.11(a).

“Seller-Owned IP Rights” has the meaning set forth in Section 3.11(a).

“Shares” means, collectively, the Closing Shares, the Escrow Shares and the Earnout Shares.

“Shares Cap” has the meaning set forth in Section 2.7(c).

“Significant Customer” has the meaning set forth in Section 5.11(h).

“Significant Customer Agreement” has the meaning set forth in Section 5.11(h).

“Software Distribution and License Agreements” has the meaning set forth in Paragraph C of the Recitals to this Agreement.

“Subsidiary” of a specified person means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Offer” has the meaning set forth in Section 5.5(c).

“Tax” or “Taxes” means foreign, federal, state and local taxes of any kind whatsoever (whether payable directly or by withholding), including alternative or add-on minimum income, gains, estimated employment, license, documentary, stamp, occupation, recording, transfer, sales, use, excise, franchise, ad valorem, property, property transfer, inventory, value added, withholding and payroll taxes (including all taxes or other payments required to be withheld by an employer and paid over to any Governmental Authority), or other similar payments, together with any interest, penalties or additions to tax relating thereto.

“Tax Returns” means all required foreign, federal, state and local returns, estimates, information statements and reports required to be supplied to a Taxing authority in connection with Taxes.

“Termination Date” has the meaning set forth in Section 9.2(b).

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Total Maintenance Fees” has the meaning set forth in Section 5.11(c)(i).

“Total Required Consent Maintenance Fees” has the meaning set forth in Section 5.11(d)(i).

“Total Required Consent Services Fees.” has the meaning set forth in Section 5.11(d)(i).

“Total Services Fees” has the meaning set forth in Section 5.11(d)(i).

“Triggering Event” has the meaning set forth in Section 9.2(f).

“Transaction Taxes” has the meaning set forth in Section 6.1.

“Unallocated Assets” has the meaning set forth in Section 5.25.

“URL” means Uniform Resource Locator.

“WARN Act” means the Worker Adjustment Retraining and Notification Act, as amended.

ARTICLE 2

PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants set forth in this Agreement, at the Closing, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase and acquire, all right, title and interest in and to the Purchased Assets, subject to Section 2.4(c). The Purchased Assets shall be sold, assigned, transferred and conveyed to Buyer on the Closing Date, free and clear of all Encumbrances.

2.2 Purchased Assets Defined. As used in this Agreement, the term “Purchased Assets” means, collectively, all of the following:

(a) all of the Seller Technology Assets, in intangible form;

(b) all Documentation primarily or exclusively used in connection with the Business and copies of all other Documentation, in both cases in intangible form;

(c) any and all copies in tangible medium and any and all other tangible embodiments of all of the Seller Technology Assets and all Documentation primarily or exclusively used in connection with the Business and copies of all other Documentation;

(d) all Intellectual Property Rights owned by Seller, used in or related to the Purchased Assets, including all patents, rights in patent applications and invention rights listed in the Patent Assignment, all copyrights listed in the Copyright Assignment, all marks listed in the Mark Assignment and all domain names listed in the Domain Name Assignment;

(e) all Books and Records primarily or exclusively used in connection with the Business and copies of all other Books and Records;

(f) to the extent lawfully transferable and applicable exclusively or primarily to the Business, all Governmental Permits;

(g) the Contracts listed on Schedule 2.2(g) attached hereto (collectively, the “Assigned Agreements”); provided, however that to the extent any Contract related to the Business existing on the Agreement Date that has not been disclosed to Buyer is discovered after the Agreement Date or after the Closing Date, Buyer will have the right to elect whether or not such Contract shall be deemed an Assigned Agreement. Assigned Agreements will also include any Contract with a customer related to the Business entered into after the Agreement Date without violation of Section 5.2 of this Agreement.

(h) such Accounts Receivable of Seller arising out of or in connection with the Business that are mutually selected by Seller and Buyer five Business Days prior to the Closing Date in an outstanding amount (net of any reserves established or required under GAAP) equal to the Deferred Revenue of Seller that is assumed pursuant to Section 2.5(b); provided, however, that if the amount of such Accounts Receivable is less than the amount of such Deferred Revenue, Seller will provide to Buyer cash in an amount equal to the difference between the amount of such Accounts Receivable and the amount of such Deferred Revenue;

(i) all prepaid expenses, deposits and similar prepaid items relating to the Business existing on the Closing Date, of the type set forth on Schedule 2.2(i) attached hereto (collectively, the “Prepaid Assets”), which exhibit will be updated to reflect the Prepaid Assets outstanding as of the Closing Date at least one Business Day prior to the Closing Date, but excluding those prepaid expenses, deposits and similar prepaid items set forth on Schedule 2.2(i) attached hereto;

(j) a complete list of all Seller Customers and prospect lists of the Business (whether current or prior), and Seller Customer account histories, correspondence, notes and plans for Seller Customers or prospective customers of the Business, including all data regarding such Seller Customers, and all other marketing, promotional, Seller Customer and sales information, whether stored in written form, magnetic or electronic media or in any other form, in each case only to the extent any such Seller Customer or prospect list is with respect to the Business (collectively, the “Seller Customer Assets”);

(k) all rights, claims, credits, causes of action or rights of setoff of Seller against third parties arising out of the Purchased Assets or the Business, whether liquidated or unliquidated, fixed or contingent, and all rights of Seller arising out of the Purchased Assets or the Business, under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties, other than those related primarily or exclusively to the Excluded Assets;

(l) all tangible assets listed on Schedule 2.2(l) attached hereto (collectively, the “Seller Tangible Personal Property”);

(m) all policy rights and proceeds payable under any insurance policy covering the Purchased Assets for damage to the Purchased Assets or other insurable or covered event affecting the condition of the Purchased Assets occurring prior to the Closing; provided, however that to the extent any policy rights and proceeds payable under any insurance policy covering the Purchased Assets for damage to the Purchased Assets also relate to any Excluded Assets, then such policy rights and proceeds will be apportioned based on the value of the Purchased Assets covered under any such insurance policy versus the value of the Excluded Assets covered under any such insurance policy;

(n) all goodwill associated with the Purchased Assets and the Business, together with the right to represent to third parties that Parent is the successor to the Business; and

(o) all proceeds from the Summit trade show to be held in October 2003, net of any expenses incurred by Seller prior to Closing in connection with hosting such trade show, which expenses must be consistent with Seller’s past practices in hosting similar trade shows.

2.3 Excluded Assets Defined. As used in this Agreement, the term “Excluded Assets” means all assets of Seller that are not expressly stated herein to be Purchased Assets, including those assets related to or otherwise necessary for the conduct of the Business by Seller as of the date of this Agreement that are listed on Schedule 2.3 to the Seller Disclosure Letter and which shall be licensed by Seller to Parent and Buyer pursuant to the Software Distribution and License Agreements (the “Licensed Excluded Assets”). Subject to this Section 2.3, all Excluded Assets will be retained by Seller or its licensors and will not be sold, assigned, transferred or conveyed to Buyer.

2.4 Asset Transfer; Passage of Title; Delivery.

(a) Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to all of the Purchased Assets shall pass to Buyer, and Seller shall deliver to Buyer possession or control of all of the Purchased Assets and shall further deliver to Buyer proper assignments, conveyances and bills of sale sufficient to convey to Buyer good (and in the case of tangible assets, marketable) title to all of the Purchased Assets, free and clear of all Encumbrances, as well as such other instruments of conveyance as Buyer may reasonably determine are necessary (both at and after the Closing) to effect or evidence the transfers contemplated hereby.

(b) Method of Delivery of Assets. At the Closing, Seller shall deliver or cause to be delivered to Buyer all of the Purchased Assets, which shall be delivered to Buyer in the form and to the location to be determined by Buyer in its reasonable discretion before the Closing Date at Buyer’s cost and expense; provided, that (i) Seller shall deliver all of Seller’s tangible personal property at their current locations in Portland, ME and Stratford, CT and (ii) all other Purchased Assets shall be delivered through electronic delivery or in another manner reasonably acceptable to Buyer. Except as otherwise provided in Section 2.2 and Section 5.15, Seller shall not retain any copy of any Purchased Asset following the Closing.

(c) Nontransferable Assets. Notwithstanding any other provision of this Agreement or any of the Seller Ancillary Agreements, to the extent that any of the Assigned Agreements or any other assets constituting part of the Purchased Assets are not assignable or otherwise transferable to Buyer without the consent, approval or waiver of another party thereto or any third party (including any Governmental Authority), or if such assignment or transfer would constitute a breach thereof or a violation of any Applicable Legal Requirement or agreement with any third party, then neither this Agreement nor such Seller Ancillary Agreements shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained.

2.5 Assumption of Specified Liabilities; Exclusion of Liabilities. Upon and subject to the terms the conditions of this Agreement, Parent shall cause Buyer, effective at the time of the Closing, to pay, perform and discharge when due only the following liabilities (collectively, the “Assumed Liabilities”):

(a) subject to Section 2.4(c), the Liabilities of Seller under the Assigned Agreements, but only to the extent that such Liabilities accrued or arose after the Closing Date for reasons other than any breach, violation or default by Seller of any of the terms of any of the Assigned Agreements;

(b) the Liabilities of the Seller under the Assigned Agreements if and to the extent that such Liabilities are included in the Deferred Revenue of Seller arising out of or associated with the Business that is outstanding as of the Closing Date;

(c) subject to Section 2.4(c), the Liabilities of Seller under the leases set forth on Schedule 2.5(c) attached hereto, but only to the extent that such Liabilities accrued or arose after the Closing Date for reasons other than any breach, violation or default by Seller of any of the terms of any of such leases;

(d) any and all Liabilities in respect of the operation of the Business or the Purchased Assets, but only to the extent that such Liabilities accrued or arose after the Closing Date and did not accrue or arise as a result of any (or represent a) breach by Seller of any representation or warranty contained in Article 3, “Representations and Warranties of Seller”;

(e) any and all Liabilities under the Governmental Permits included among the Purchased Assets, but only to the extent that such Liabilities accrued or arose after the Closing Date;

(f) any and all Liabilities for Taxes for which the Parent or the Buyer is liable pursuant to Article 6, “Tax Matters”; and

(g) any and all Liabilities of the Seller to its customers for the repair, replacement or return of products sold or services provided prior to the Closing, relating primarily or exclusively to the Business, but only to the extent that such Liabilities (i) did not accrue or arise as a result of any (or represent a) breach by Seller of any representation or warrants contained in Article 3, “Representations and Warranties of Seller,” or as a result of the infringement of any Intellectual Property Right of any other Person, (ii) arose under a Contract listed on Schedule 3.22 and (iii) do not require a refund, payment under a warranty provision or any similar payment of a portion or all of the purchase price therefore; provided, however, that with respect to any Liability for the repair of products sold or services provided prior to the Closing that would otherwise become an Excluded Liability pursuant to clauses (i), (ii) or (iii) of this Section 2.5(g), Parent must first use its commercially reasonable efforts to repair such products or services before such Liability will be deemed to be an Excluded Liability.

2.6 No Other Liabilities Assumed. As a material consideration and inducement to Buyer to enter into this Agreement, Seller will retain, and will be solely responsible for paying, performing and discharging when due, and Parent and Buyer will not assume or otherwise have or acquire any obligation, responsibility or liability for, any Excluded Liabilities. The term “Excluded Liabilities” means any and all Liabilities of Seller, whether now existing or hereafter arising, other than the Assumed Liabilities, including, by way of example and not by way of limitation:

(a) except as provided in Article 6, “Tax Matters,” any and all Taxes now or hereafter due and payable by Seller or any Affiliate of Seller;

(b) any and all trade payables incurred or accrued by Seller or any of Seller’s Affiliates, whether or not relating to the Business, and any related Liabilities of Seller and its Affiliates;

(c) except as provided in Section 2.5(g), any and all Liabilities now or hereafter arising from or with respect to the sale, license, provision, performance or delivery of any products or services of, by or for Seller or any of its Affiliates, including, but not limited to, all past sales and licenses of the products and services in connection with the Business by Seller or any of its Affiliates; or any Liability under claims based on rights of privacy and/or copyrights in third-party content sourced from the World Wide Web (including claims of contributory infringement);

(d) any and all Liabilities arising from any breach or default by Seller or any of its Affiliates of any Contract of Seller or any of its Affiliates, including, but not limited to, any breach, violation or default by Seller or any of its Affiliates of any of the Assigned Agreements that occurred or first arose prior to the Closing;

(e) any and all Liabilities under any Contract that is not an Assigned Agreement;

(f) any and all Liabilities arising under the Employee Plans of Seller and any and all Liabilities to current or former employees or consultants of Seller related to or arising from or with respect to any act or omission of Seller, including any Liabilities to such employees and consultants for the payment of any and all wages or accrued and unused vacation time or for the reimbursement of any expenses incurred by such employees and consultants;

(g) any and all Liabilities arising from the termination by Seller or any of its Affiliates of the employment of any current, former or future employees or consultants of Seller, any other claims brought against Seller arising from the employment by Seller or any of its Affiliates of any person, or arising from any duties or obligations under any Employee Plans of Seller or any of its Affiliates;

(h) any and all present or future Liabilities of Seller or any of its Affiliates to employees or consultants of Seller under ERISA, COBRA, the WARN Act or the rulings and regulations promulgated thereunder, or any severance pay obligations of Seller;

(i) any and all Liabilities relating to or arising out of any of the Excluded Assets;

(j) any and all Liabilities arising from any claim, action, demand, lawsuit, investigation or proceeding instituted by or against Seller or from the actual or alleged infringement or misappropriation by Seller of any Intellectual Property Rights of a third party;

(k) all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by Seller in connection with this Agreement and the transactions contemplated hereby;

(l) any Environmental Liability;

(m) any and all Liabilities arising from the violation (or alleged violation) by Seller or any of its Affiliates of any statute, law, ordinance, regulation, order, judgment or decree of any Governmental Authority or any jurisdiction (other than Assumed Liabilities); and

(n) any and all Liabilities arising as a result of any failure to comply with any “bulk sales,” “bulk transfer” or similar laws in connection with the transactions contemplated by this Agreement.

2.7 Purchase Price and Escrow. In consideration of the sale, assignment, transfer and conveyance of all the Purchased Assets (free and clear of all Encumbrances) to Buyer at the Closing, Buyer shall (i) pay Seller $10.0 million in cash and (ii) issue to Seller shares of Parent Common Stock

(collectively, the “Purchase Price”), which shares of Parent Common Stock shall be issued in the following amount and manner:

(a) At the Closing, Buyer shall issue such number of shares of Parent Common Stock as shall be equal to the quotient (rounded down to the nearest whole number) of (A) $10.0 million divided by (B) the Parent Average Stock Price (the “Closing Shares”). Of the aggregate number of Closing Shares to be issued by Parent at the Closing, 20% of such Closing Shares (rounded up to the nearest whole number) (the “Escrow Shares”) will be deposited in an account with the Escrow Agent. The Escrow Agent will hold the Escrow Shares as collateral to secure Seller’s indemnification obligations hereunder for a period of one year from the Closing Date (the “Escrow Period”) and will release amounts in accordance with the Escrow Agreement and Article 7, “Indemnification.” The portion of the Closing Shares that are not Escrow Shares are referred to herein as “Guaranteed Shares.”

(b) Contingent upon the occurrence of the conditions and in accordance with the provisions of the Earnout Schedule during the period from the Closing Date through and including the Earnout Period, Seller has the opportunity to earn up to an additional number of shares (the “Earnout Shares”) of Parent Common Stock as shall be equal to the quotient of (A) $5.0 million divided by (B) the Parent Average Stock Price. Any Earnout Shares that may be earned by Seller during the Earnout Period will be issued by Parent to Seller in the manner prescribed in the Earnout Schedule.

(c) Notwithstanding anything to the contrary herein or in the Earnout Schedule, the maximum aggregate number of Shares that Parent may be required to issue to Seller hereunder or thereunder shall not exceed that number of shares of Parent Common Stock as shall equal 19.9% of the total number of shares of Parent Common Stock outstanding on the Closing Date (the “Shares Cap”). In the event that the number of Shares otherwise issuable hereunder would exceed the Shares Cap, Parent will issue to Seller that number of Shares as shall equal the Shares Cap, and Parent shall pay Seller the balance of the consideration in cash in an amount equal to the value of the unissued Shares that exceeded the Share Cap.

2.8 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets contemplated hereby will take place at a closing (the “Closing”) at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California at 10:00 a.m., Pacific Time, within two Business Days after all of the conditions to Closing set forth in Article 8, “Conditions to Closing,” have been satisfied and/or waived in accordance with this Agreement, or at such other time and date, and at such other place, as may be agreed to by the Buyer and Seller (the “Closing Date”).

2.9 Closing Deliveries by Seller. At the Closing, in addition to Seller’s delivery of the items, documents and certificates to be delivered by Seller at the Closing pursuant to Section 8.2, Seller will deliver or cause to be delivered to Parent and Buyer the following items, documents and certificates, against delivery to Seller of the items, payments, documents and certificates to be delivered to Seller by Parent and Buyer at the Closing pursuant to Section 2.10 and Section 8.1:

(a) counterparts of each of the Bill of Sale and Assumption Agreement, in substantially the form of Exhibit D attached hereto (the “Bill of Sale and Assumption Agreement”), the Escrow Agreement and the Software Distribution and License Agreements, each executed on Seller’s behalf by an authorized officer of Seller;

(b) the Purchased Assets, which shall be delivered to Buyer in accordance with Section 2.4;

(c) assignments from Seller to Buyer of any and all patent rights, rights in patent applications and invention rights, registered and unregistered copyrights, trademarks, service marks and domain names included in the Purchased Assets and all pending applications for registration or recordation of any copyrights, trademarks, service marks and domain names included in the Purchased Assets, duly executed on behalf of Seller by an authorized officer of Seller and notarized, in a form acceptable for recording with the United States Patent and Trademark Office, the United States Copyright Office, or InterNIC Registration Services (or other applicable registrar), as applicable, and in substantially the forms of Exhibit E attached hereto (the “Patent Assignment”), Exhibit F attached hereto (the “Copyright Assignment”) or Exhibit G attached hereto (the “Mark Assignment”), as applicable;

(d) copies of resolutions of the board of directors of Seller authorizing the execution, delivery and performance by Seller of this Agreement, each of the Seller Ancillary Agreements, and the consummation of the sale, assignment and delivery of the Purchased Assets hereunder and all other transactions contemplated hereby and thereby, certified as true and correct on the Closing Date by the Secretary of Seller;

(e) certificates from the Secretary of State of the States of Connecticut, Delaware, New Jersey and Maine, dated as of a date that is no more than three Business Days before the Closing Date regarding the corporate good standing of Seller with each such agency as of such date, in each case with such good standing confirmed verbally with each such agency on the Closing Date; and

(f) evidence of Seller’s receipt of all consents, waivers and approvals from third parties and Governmental Authorities, if any, that are necessary to effect the assignment and transfer to Buyer of good (and, in the case of tangible assets, marketable) title to all of the Purchased Assets, and the assignment to Buyer of all Assigned Agreements, in each case free and clear of all Encumbrances.

2.10 Closing Deliveries by Parent and Buyer. At the Closing, in addition to Parent’s and Buyer’s respective delivery of the items, documents and certificates to be delivered by them at the Closing pursuant to Section 8.1, Parent and Buyer will deliver or cause to be delivered to Seller the following items, documents and certificates, against delivery to Parent and Buyer of the items, documents and certificates to be delivered to them at the Closing pursuant to Section 2.9 and Section 8.2:

(a) counterparts of each of the Escrow Agreement, the Software Distribution and License Agreements and the Bill of Sale and Assumption Agreement, each executed on Parent’s or Buyer’s behalf by an authorized officer of Parent or Buyer, as the case may be;

(b) payment of $10.0 million in cash by wire transfer to the account designated in writing by Seller at least two days prior to the Closing Date;

(c) a stock certificate of Parent registered in the name of the Seller representing the Guaranteed Shares;

(d) a copy of resolutions of the respective boards of directors of Parent and Buyer authorizing the execution, delivery and performance by Parent and Buyer of this Agreement and each of the Buyer Ancillary Agreements, certified as true and correct on the Closing Date by the Secretary of Parent and the Secretary of Buyer, respectively; and

(e) certificates from the Secretary of State of the States of Delaware and California, as applicable, dated as of a date that is no more than three Business Days before the Closing Date, regarding the corporate good standing of each of Parent and Buyer with that agency as of such date, in each case with such good standing confirmed verbally with each such agency on the Closing Date.

2.11 Securities Law Compliance. Pursuant to Section 5.3, the parties hereto intend that Parent shall issue the Shares pursuant to a permit approving the fairness of this Agreement and the Asset Purchase pursuant to Section 25121 of California Securities Law such that the issuance of the Shares shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act (the “Permit”). The Shares may, under certain circumstances pursuant to Section 5.3(c), be issued in a transaction exempt from registration under the Securities Act under Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and the exemptions from qualification under applicable state securities laws.

2.12 Seller Options and Seller Warrants Not Assumed. Buyer is not assuming, and shall not assume the Seller Options or Seller Warrants or any obligations or Liabilities under the Employee Plans of Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Parent and Buyer that, except as specifically set forth in the letter addressed to Parent and Buyer from Seller and dated as of date hereof (including all Schedules thereto), which letter has been delivered by Seller to Parent and Buyer concurrently with the parties’ execution of this Agreement (the “Seller Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct as of the date hereof and will be true and correct as of the Closing Date (other than such representations and warranties that are expressly made as of another date, in which case such representations and warranties are true and correct as of such other specified date). For all purposes of this Agreement, the statements contained in the Seller Disclosure Letter and its Schedules shall also be deemed to be part of the representations and warranties made and given by Seller to Parent and Buyer pursuant to this Article 3.

3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority and all necessary governmental licenses, authorizations and permits to own, operate and lease its properties and to carry on its business as now conducted, except where such failure would not have a Material Adverse Effect on the Business or the Purchased Assets. Seller is qualified to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities make such qualification necessary, except where such failure would not have a Material Adverse Effect on the Business or the Purchased Assets. Seller has made available to Parent and Parent’s legal counsel copies of its Certificate of Incorporation and Bylaws, each as currently in effect. Seller is not in violation of its Certificate of Incorporation or Bylaws, each as currently in effect. Schedule 3.1 to the Seller Disclosure Letter lists every Subsidiary of Seller.

3.2 Power, Authorization and Validity.

(a) Power and Authority; Due Authorization. Seller has all requisite corporate power and authority to enter into, execute, deliver and, subject only to the approval by the holders of Seller Common Stock set forth in Section 3.2(b), perform its obligations under this Agreement and each of the Seller Ancillary Agreements, to sell the Purchased Assets to Buyer and to consummate all other transactions contemplated hereby and thereby (the “Asset Purchase”). The execution, delivery and performance by Seller of this Agreement and each of the Seller Ancillary Agreements, and the sale of the Purchased Assets to Buyer, have been duly and validly approved and authorized by all necessary corporate action on the part of Seller, subject only to the approval and adoption of this Agreement and the approval of the Asset Purchase, by the holders of Seller Common Stock as set forth in Section 3.2(b).

(b) Stockholder Consents. Seller has determined to obtain the vote of a majority of the holders of Seller Common Stock (the “Requisite Stockholder Approval”) to adopt this Agreement and approve the Asset Purchase. Except as provided in the preceding sentence, no other action or approval on the part of the holders of any of Seller’s securities is required in order to validly approve and adopt this Agreement and approve the Asset Purchase.

(c) Other Consents. No consent, approval, order or authorization of, notification to, action by or registration, declaration or filing with, any Governmental Authority, or any other person, governmental or otherwise, is necessary or required to be made or obtained by Seller to enable Seller to lawfully enter into, execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements, or to consummate the transactions contemplated hereby or thereby, including Seller’s sale, assignment, transfer, conveyance and delivery of the Purchased Assets, except for the approvals of the holders of Seller Common Stock as set forth in Section 3.2(b), the filing of a Current Report on Form 8-K and the Seller Proxy Statement with the SEC in accordance with the Exchange Act and the consents set forth on Schedule 3.2(c) to the Seller Disclosure Letter.

(d) Enforceability. This Agreement has been duly executed and delivered by Seller. This Agreement and each of the Seller Ancillary Agreements are, or when duly executed and delivered by Seller shall be, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally or (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.3 No Conflict. Neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by Seller, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (i) any provision of the Certificate of Incorporation or Bylaws of Seller, each as currently in effect; (ii) any Applicable Legal Requirements or (iii) any Contract (whether oral or in writing) to which Seller is a party or by which Seller or any of the Purchased Assets are bound, except in the cases of clauses (ii) and (iii), where such conflict, termination, breach, impairment, violation or default would not have a Material Adverse Effect on the Business or any of the Purchased Assets. Neither Seller’s entering into this Agreement or any of the Seller Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the creation of any Encumbrance on any of the Purchased Assets or give rise to, or trigger the application of, a right or claim of any third party with respect to the Business or the Purchased Assets that would have a Material Adverse Effect on Seller, the Business or the Purchased Assets.

3.4 Litigation. There is no litigation, including, without limitation, any claim, action, suit, investigation or proceeding of any nature pending or, to the knowledge of Seller, threatened, at law or in equity, by way of arbitration or before any court or other Governmental Authority that: (i) would reasonably be expected to adversely affect, contest or challenge Seller’s authority, right or ability to sell or convey any of the Purchased Assets or the Business to Buyer and Parent under this Agreement or to otherwise perform Seller’s obligations under this Agreement or any of the Seller Ancillary Agreements, as applicable; (ii) challenges or contests Seller’s right, title or ownership in any of the Purchased Assets or asserts any Encumbrance on any of the Purchased Assets; (iii) seeks to enjoin, prevent or hinder the consummation of any of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; (iv) is pending against Seller and would impair or have an adverse effect on Buyer’s or Parent’s right or ability to own, use, commercialize or otherwise exploit any of the Purchased Assets or impair or have an adverse effect on the value of any of the Purchased Assets; or (v) involves a wrongful termination, harassment or other employment-related claim by any Business Employee or that would adversely affect or prevent Buyer or Parent from hiring or employing any Business Employee. To

Seller’s knowledge, there is no reasonable basis for any person to assert a claim against Parent, Buyer or Seller with respect to the matters set forth in the preceding sentence. There are no judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator binding on Seller which (i) adversely affect any of the Purchased Assets or the Business, (ii) would enjoin, prevent, hinder or conflict with any of the transactions contemplated by this Agreement or (iii) would impair or adversely affect Buyer’s or Parent’s rights in any of the Purchased Assets at any time on or after the Closing.

3.5 Taxes. No Tax liens are currently in effect against any of the Purchased Assets or the Business, except liens for Taxes not yet due and payable or for Taxes set forth on Schedule 3.5 to the Seller Disclosure Letter, which are being contested in good faith by appropriate proceedings.

3.6 Seller Exchange Act Documents; Seller Financial Statements.

(a) Seller has filed all forms, reports and documents (together with any required amendments thereto) required to be filed by Seller with the SEC since December 31, 2000. All such required forms, reports and documents (including those that Seller may file subsequent to the Agreement Date) are referred to herein as the “Seller Exchange Act Documents.” As of their respective dates, the Seller Exchange Act Documents (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller Exchange Act Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Seller Exchange Act Document. The Seller Exchange Act Documents, taken as a whole, together with any press release that is broadly disseminated after the date of the most recent Seller Exchange Act Documents and the date of this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Seller’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller Exchange Act Documents (the “Seller Financial Statements”), including each Seller Exchange Act Document filed after the Agreement Date until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Seller and its Subsidiaries as at the respective dates thereof and the consolidated results of Seller’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Seller contained in Seller’s Annual Report on Form 10-K for the year ended December 31, 2002 is hereinafter referred to as the “SellerBalance Sheet.” Except as disclosed in the Seller Financial Statements, since the date of the Seller Balance Sheet, neither Seller nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Seller and its Subsidiaries taken as a whole, except for (i) liabilities for accrued expenses incurred since the date of the Seller Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement and (ii) liabilities for which neither Parent nor Buyer will be liable pursuant to this Agreement or operation of law. Seller has delivered to Buyer its current projections (as of the Agreement Date) for the Business for the fiscal year ending December 31, 2003. Such projections were made or given in good faith and, in Seller’s judgment, are based on reasonable assumptions.

(c) Seller has heretofore furnished to Buyer and Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Seller with the SEC pursuant to the Securities Act or the Exchange Act.

3.7 Absence of Certain Changes. Since the date of the Seller Balance Sheet, Seller has operated the Business in the ordinary course consistent with its past custom and practice, and since such date there has not been with respect to Seller any:

(a) occurrence that has had or would reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets;

(b) incurrence, creation or assumption by Seller of any Liability relating to or in respect of the Business, other than (i) Assumed Liabilities, (ii) Liabilities for which neither Parent nor Buyer will be liable pursuant to this Agreement or operation of law and (iii) accounts payable in the ordinary course of business;

(c) purchase, license, sale, assignment, grant of right under or other disposition or transfer, or any Contract for the purchase, license, sale, assignment or other disposition or transfer, of any of Seller IP Rights, any assets used in or relating to the Business, or any Purchased Assets, other than (i) the Assigned Agreements and the Contracts listed in Schedule 3.9 to the Seller Disclosure Letter and (ii) agreements with Seller’s customers granted in the ordinary course of business;

(d) amendment of, relinquishment, termination or non-renewal by Seller of any Assigned Agreement, other than such Assigned Agreements as may expire pursuant to their own terms, or a right or obligation set forth in any Assigned Agreement, or any written or, to Seller’s actual knowledge, oral indication or assertion by the other party thereto of any material problems with Seller’s products, services or performance under any Assigned Agreement or its desire to so amend, relinquish, terminate or not renew any Assigned Agreement (or a right or obligation set forth therein);

(e) change or increase, or agreement to change or increase, the compensation payable or to become payable to any Business Employees or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such Business Employees, or any other change in the terms of employment of any Business Employee.

(f) amendment of, relinquishment or termination by Seller of any Contract relating to the employment of any Business Employees or any other type of Contract with any such Business Employees;

(g) capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment used by Seller in the Business;

(h) material delay in paying any accounts payable of Seller relating to the Business, or failure to pay any such account payable in an amount more than $25,000 beyond its due date;

(i) other material occurrence, event, incident, action, failure to act, or transaction by Seller outside the ordinary course involving the Business or the Purchased Assets; or

(j) commitment to any of the foregoing with respect to the Business or the Purchased Assets.

3.8 Title to and Condition of Purchased Assets; Sufficiency of Assets; Warranties.

(a) Seller has good (and, in the case in tangible assets, marketable) title to all of the Purchased Assets free and clear of all Encumbrances. Title to all of the Purchased Assets is transferable from Seller to Buyer, free and clear of all Encumbrances, without obtaining the consent or approval of any person, except that the consents set forth on Schedule 3.2(c) to the Seller Disclosure Letter are required for Seller to assign the Assigned Agreements to Buyer. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good (and, in the case in tangible assets, marketable) title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Encumbrances.

(b) Except as set forth in Schedule 3.8(b) to the Seller Disclosure Letter, the Purchased Assets and the rights granted under the Software Distribution and License Agreements constitute all the Intellectual Property Rights that are related to the Business or otherwise necessary and all the other assets, properties and rights that are owned by Seller that are necessary to enable Parent and Buyer, following the Closing, to own, conduct, operate and continue the Business substantially as presently conducted and to continue to sell and otherwise use and create derivative works based on the products and services that are provided in connection with the Business in the same manner as Seller as of the Closing Date without: (i) the need for Parent or Buyer to acquire or license any other intangible asset, intangible property or Intellectual Property Right and (ii) the breach or violation of any Contract or commitment. Except as set forth in Schedule 3.8(b) to the Seller Disclosure Letter, none of the Purchased Assets is licensed or leased from any third party, and no royalties, license fees or similar payments are due or payable (or may become due or payable) to any third party under any license, lease or other agreement of, to or affecting the Purchased Assets and none of the Purchased Assets are licensed to any third party other than pursuant to standard non-exclusive licenses to Seller’s customers, clients and business partners granted in the ordinary course of business.

(c) All tangible personal property included in the Purchased Assets is in good operating condition and repair, normal wear and tear excepted. Schedule 3.8(c)(1) to the Seller Disclosure Letter contains a true and complete list of all Seller Tangible Personal Property as of the date of this Agreement having a greater than nominal book value (which schedule will be updated to reflect Seller Tangible Personal Property as of the Closing Date by Seller and delivered to Buyer at least one Business Day prior to the Closing Date). Schedule 3.8(c)(2) to the Seller Disclosure Letter contains a true and complete list of all Prepaid Assets of Seller as of the date of this Agreement (which schedule will be updated to reflect Prepaid Assets of Seller as of the Closing Date by Seller and delivered to Buyer at least one Business Day prior to the Closing Date).

(d) Schedule 3.8(d) to the Seller Disclosure Letter sets forth each lease or sublease of real property used in the Business or on which any of the Purchased Assets are located (and each amendment or supplement thereof). All such leases afford Seller peaceful and undisturbed possession of the subject matter of the lease. All leases of real property and personal property related to the Business or the Purchased Assets are in good standing, in full force and effect and are valid, binding and enforceable in accordance with their respective terms against Seller and, to Seller’s knowledge, the other party thereto and, to the knowledge of Seller, there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default under such lease.

(e) Each product manufactured, sold, licensed, leased or delivered by Seller in connection with the Business has been in substantial conformity with all applicable contractual commitments and all express warranties made by Seller and there is, to Seller’s knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand pending or threatened with respect to any such contractual commitments or express warranties for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, licensed, leased or delivered by Seller in connection with the Business is subject to any guaranty, warranty, or other indemnity beyond Seller’s applicable standard terms and conditions of sale, lease or licensing or beyond that imposed by Applicable Legal Requirements.

3.9 Contracts and Commitments/Licenses and Permits. Schedule 3.9 to the Seller Disclosure Letter sets forth a list of each of the following types of Contracts (other than the Assigned Agreements) to which Seller is a party and which relates to any of the Purchased Assets or the Business (the “Seller Agreements”):

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to Seller in an aggregate amount of $10,000 or more;

(b) any Contract with any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar party under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of Seller which is included in the Purchased Assets or which relates to the Business;

(c) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) Seller, or providing for the purchase or license of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property to (or for the benefit or use of) Seller, which software, content, technology or intellectual property is in any manner used or incorporated (or is presently contemplated by Seller to be used or incorporated) in connection with any aspect or element of any product, service or technology of Seller which is included in the Purchased Assets or which relates to the Business (other than software generally available to the public at a per copy license fee of less than $500 per copy);

(d) any joint venture, investment or partnership Contract that has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party or the joint development of any product, service, software or other technology with any third party;

(e) any Contract with any Business Employee, including any Contract for or relating to the employment of such Business Employee or providing for any bonus or severance payment to such Business Employee;

(f) any Contract under which Seller is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

(g) any Contract (i) that restricts Seller from freely setting prices for Seller’s products, services or technologies (including most favored customer pricing provisions) or that grants any exclusive rights to any party or (ii) containing any covenant (A) limiting in any respect the right of the Seller to engage in any line of business, to make use of any Intellectual Property Rights, develop, market or distribute products or services or compete with any person or (B) otherwise limiting the right of Seller to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Software or services;

(h) any Seller IP Rights Agreement, other than standard non-exclusive licenses to Seller’s customers granted in the ordinary course of business;

(i) any Contract with or commitment to any labor union;

(j) any Governmental Permit;

(k) any Contract obligating Seller to indemnify any person, except for any licenses of commercial off-the-shelf computer software under shrink-wrap agreements and standard form agreements and except for standard non-exclusive licenses to Seller’s customers granted in the ordinary course of business;

(l) any website hosting, collocation, linking, content or data sharing, data feed, information exchange, order or transaction processing or similar arrangement relating to the Business; and

(m) any other Contract or other instrument not specified above which is material to the Purchased Assets or the Business.

A true and complete copy of each of the Seller Agreements has been delivered to or otherwise made available to Parent’s legal counsel.

3.10 No Default; No Restrictions.

(a) Each Assigned Agreement and Governmental Permit is in full force and effect. Seller is not, nor to Seller’s knowledge is any other party, in material breach or default under any Assigned Agreement or Governmental Permit. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or to Seller’s knowledge, would reasonably be expected to, (i) result in a material violation or breach by Seller or, to Seller’s knowledge, any other party of any of the provisions of any Assigned Agreement or (ii) give any third party, to Seller’s knowledge, (A) the right to declare a default or exercise any remedy for breach under any Assigned Agreement, (B) the right to a rebate, chargeback or penalty under any Assigned Agreement (C) the right to accelerate the maturity or performance of any obligation of Seller under any Assigned Agreement or (D) the right to cancel, terminate or modify any Assigned Agreement. No violation, breach or default of any of the provisions of any Seller Agreement that is not an Assigned Agreement shall result in any Liability to Parent, Buyer or any of their respective Subsidiaries. Seller has not received any written notice or other communication, or, to Seller’s knowledge, oral notice or other communication regarding any material violation or breach of, or default under, any Assigned Agreement that has not been cured by Seller or waived by the other party thereto. Seller has no material Liability for renegotiation of any government Contracts included in the Assigned Agreements.

(b) None of the Purchased Assets, is bound or affected by any judgment, injunction, order, decree or Contract (noncompete or otherwise) that, restricts or prohibits, or purports to restrict or prohibit, Seller or, following the Closing, Parent, Buyer or any of their respective Subsidiaries, from freely engaging in the Business by Seller of exclusive rights or licenses.

3.11 Intellectual Property.

(a) Seller owns or has the valid right or license to use, possess, develop, sell, license, copy, distribute, market, advertise and/or dispose of, under all Intellectual Property Rights used in the conduct of the Business as presently conducted, including that portion of the Business involving products under development (such ownership and Intellectual Property Rights being hereinafter collectively referred to as the “Seller IP Rights”). Such Seller IP Rights are sufficient for such conduct of the Business. As used herein, the term “Seller-Owned IP Rights” means Seller IP Rights that are owned by or exclusively licensed to Seller; and “Seller-Licensed IP Rights”means Seller IP Rights that are not Seller-Owned IP Rights.

(b) Neither the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements, nor the consummation of the transactions contemplated by this Agreement and/or by the Seller Ancillary Agreements will, in accordance with their terms: (i) constitute a material breach of or default under any Contract governing any Seller IP Right (collectively, the “Seller IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Seller IP Right or (iii) materially impair the right of Seller (prior to Closing), and following the Closing, Parent, Buyer or any of their respective Subsidiaries, to use, possess, sell or license any Seller-Owned IP Right or to use, possess, or license any Seller-Licensed IP Rights (other than commercially available software with a retail purchase price of five hundred ($500) dollars or less) or portion thereof included in or related to the development, operation or maintenance the Purchased Assets. Except as set forth in Schedule 3.11(b) to the Seller Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by Seller to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Seller IP Rights by Seller to the extent necessary for the conduct of the Business or to be able to hold and use the Purchased Assets, and none will become payable as a result of the consummation of the transactions contemplated hereby.

(c) The use, development, manufacture, marketing, license, sale, or furnishing of the Purchased Assets, including portions of the Purchased Assets under development, does not violate any Contract between Seller and any third party or, to Seller’s knowledge, infringe or misappropriate any Intellectual Property Right of any other party, including copyrights in third-party content sourced from the World Wide Web. There is no pending or, to Seller’s actual knowledge, threatened claim or litigation contesting the validity, ownership or right of Seller to exercise any Seller IP Right, nor to Seller’s knowledge, is there any legitimate basis for any such claim, nor has Seller received any written notice or, to Seller’s actual knowledge, any oral notice asserting that any Seller IP Right or the proposed (as stated or represented to Parent, Buyer or any third party) use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to Seller’s knowledge, is there any legitimate basis for any such assertion. There is no pending or, to Seller’s actual knowledge, threatened claim or litigation with respect to or relating to the Purchased Assets or the Business asserting infringement (including contributory infringement) of any copyrights in third-party content that is posted or distributed through the Seller’s websites before the Closing.

(d) To Seller’s knowledge, no current or former employee, consultant or independent contractor of Seller who performs or performed services in connection with or relating to the Business or the Purchased Assets: (i) is in material violation of any term or covenant of any employment Contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Seller in connection with or relating to the Business or the Purchased Assets or using without permission trade secrets or proprietary information of others in Seller’s possession or otherwise disclosed to Seller; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Seller in connection with or relating to the Business or the Purchased Assets that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the employment of any employee by Seller in the Business, nor the use by Seller in the Business of the services of any consultant or independent contractor prior to Closing, subjects Seller to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Seller, whether such Liability is based on contractual or other legal obligations to such third party.

(e) Except as otherwise set forth in Schedule 3.11(e), Seller has taken all necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Seller IP Rights and to preserve and maintain all of the interests and proprietary rights of Seller in the Seller IP Rights. All current and former officers, employees, consultants and actual or potential customers or business partners of Seller having access to confidential information of Seller with respect to the Business, its customers or business partners and inventions owned by Seller with respect to the Business, have executed and delivered to Seller an agreement regarding the protection of such confidential information and except for Seller’s customers and business partners, have executed and delivered the assignment of inventions to Seller (in the case of confidential information of Seller’s customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been made available to Buyer. Seller has secured valid written assignments from all current and former consultants, contractors and employees of Seller who were involved in, or who contributed to, the creation or development of any Seller-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that Seller does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Seller has any right, license, claim or interest whatsoever in or with respect to any Seller-Owned IP Rights.

(f) Schedule 3.11(f) to the Seller Disclosure Letter contains a true and complete list with respect to the Business of: (i) all registrations, made by or on behalf of Seller with any governmental or quasi-governmental authority anywhere in the world, of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses and (ii) all applications for any such registrations. To Seller’s actual knowledge, all such registered patents, copyrights, trademarks, service marks, or rights in Internet or World Wide Web domain names or URLs or addresses owned by Seller are valid, enforceable and subsisting.

(g) Seller owns all right, title and interest in and to all Seller-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses, rights and restrictions contained in the agreements listed in Schedule 3.11(h) to the Seller Disclosure Letter and standard non-exclusive licenses granted to Seller’s customers in the ordinary course of business). To Seller’s actual knowledge, Seller’s right, license and interest in and to all Seller-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than licenses, rights and restrictions contained in the agreements listed in Schedule 3.11(h) to the Seller Disclosure Letter and standard non-exclusive licenses granted to Seller’s customers in the ordinary course of business).

(h) Schedule 3.11(h) to the Seller Disclosure Letter contains a true and complete list of: (i) all licenses, sublicenses and other contracts, agreements, arrangements, commitments and undertakings as to which Seller is a party and pursuant to which any person is authorized to use any Seller IP Rights, other than standard non-exclusive licenses to Seller’s customers granted in the ordinary course of business, and (ii) all licenses, sublicenses and contracts, agreements, arrangements, commitments and undertakings with respect to the Business or relating to the Purchased Assets as to which Seller is a party and pursuant to which Seller is authorized to use any third party Intellectual Property Rights.

(i) Except as set forth in Schedule 3.11(i)(a) to Seller Disclosure Letter, neither Seller nor any other party acting on its behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Seller Source Code. Schedule 3.11(i)(a) to the Seller Disclosure Letter identifies each Contract pursuant to which Seller has provided, or is or may be required to provide, Seller Source Code other than as a deposit of such Seller Source Code into escrow.

No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or delivery by Seller or any other party acting on Seller’s behalf to any party of any Seller Source Code. Schedule 3.11(i) to the Seller Disclosure Letter identifies each Contract pursuant to which Seller has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Seller Source Code and further describes whether the execution of this Agreement or the consummation of the transactions contemplated hereby, in and of themselves, would reasonably be expected to result in the release from escrow of any Seller Source Code. Except as listed in Schedule 3.11(i)(a), Seller has not granted: (i) any rights to any third party with respect to Seller Source Code other than rights granted to licensees of Seller Source Code to modify, adapt or merge the Seller Source Code solely for such licensee’s internal use; and (ii) any right to any third party to distribute any Seller Source Code or any derivative works thereof. “Seller Source Code” means, collectively, any human-readable software source code, or any material portion or aspect of such source code, or any material proprietary information or algorithm contained in or relating to any such source code, that constitutes Seller-Owned IP Rights.

(j) To Seller’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller IP Rights by any third party, including any employee or former employee of Seller. Except with respect to indemnity obligations to Seller’s customers, Seller has not agreed to indemnify any person for any infringement of any Intellectual Property Right of any third party by the Purchased Assets.

(k) Seller is in conformance in all material respects with all applicable contractual commitments, express and implied warranties, product specifications and product documentation and with respect to any representations relating to all Software developed by Seller and licensed by Seller to customers of the Business and all services provided by or through Seller to customers under an Assigned Agreement of the Business on or before the Closing Date and Seller has no material Liability (and, to Seller’s knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller or Buyer giving rise to any material Liability relating to the Assigned Agreements) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected in the Seller Financial Statements. Seller has made available to Buyer all documentation and notes relating to the testing of Seller’s software products related to the Business and plans and specifications for software products related to the Business currently under development by Seller. Seller has taken such actions as are necessary, or appropriate by the standard of a reasonably competent programmer, to document the software products related to the Business and any software used in the development, compilation, maintenance and support of the software products related to the Business, such that the materials comprising such software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(l) No government funding; facilities of a university, college, other educational institution or research center; or funding from third parties (other than funds received in consideration for capital stock of Seller) was used in the development of the computer software programs or applications owned by Seller and used in connection with the Business or relating to the Purchased Assets. No current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Seller IP Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

(m) Schedule 3.11(m) of the Seller Disclosure Letter lists Open Source Materials that Seller has used in any way in connection with the Business or in, with or otherwise relating to the Purchased Assets and describes the manner in which such Open Source Materials have been used, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by Seller. Except as set forth on Schedule 3.11(m), Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any of the Purchased Assets; (ii) distributed Open Source Materials in conjunction with any Purchased Asset; or (iii) used Open Source Materials that create, or purport to create, obligations for Seller with respect to any of the Purchased Assets or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (a) disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributable at no charge). “Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

3.12 Compliance with Laws. Seller has complied in all material respects with all Applicable Legal Requirements that are applicable or relevant to the Business. Seller holds all material permits, licenses and approvals from, and has made all material filings with, Governmental Authorities, that are necessary for Seller to conduct the Business without any material violation of Applicable Legal Requirements (“Governmental Permits”), which Governmental Permits are set forth on Schedule 3.12 to the Seller Disclosure Letter, and all such Governmental Permits are in full force and effect. Seller has not received any written notice or other written communication from any Governmental Authority regarding (i) any actual or possible violation of Applicable Legal Requirements that are applicable or relevant to the Business or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

3.13 Certain Transactions and Agreements. None of the officers and directors of Seller, and, to the knowledge of Seller, none of the Business Employees or Affiliates of Seller or any member of the immediate families of such officers, directors, Business Employees or Affiliates, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any Contract with, the Business (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of said officers, directors, Business Employees, Affiliates or family members has any interest in any of the Purchased Assets or any property that is used in or pertains to the Business.

3.14 Employee Matters.

(a) General. Seller is in compliance in all material respects with all Applicable Legal Requirements that are applicable or relevant to the Business regarding employment practices, terms and conditions of employment, and wages and hours (including ERISA, the WARN Act or any similar national, state or local law) and has correctly classified Business Employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. Seller has no Contract with Business Employees currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). Each of the Business Employees is legally permitted to be employed by Seller in the jurisdiction in which such

Business Employee is employed. Seller, with respect to the Business: (i) has never been and is not now subject to a union organizing effort; (ii) is not subject to any collective bargaining agreement with respect to any Business Employee; (iii) is not subject to any other Contract with any trade or labor union, employees’ association or similar organization and (iv) has no current labor disputes and has had no material labor disputes or claims of unfair labor practices. To Seller’s knowledge, Seller has good labor relations with the Business Employees, and Seller has no knowledge of any facts indicating that the consummation of the transactions provided for herein will adversely affect such labor relations, and Seller has no knowledge that any Business Employee intends to leave Seller’s employ or to decline to accept employment with Parent or Buyer following the Closing. No Business Employee has given written notice that such Business Employee intends to terminate his or her employment with Seller. There are no strikes, material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any Business Employees.

(b) Employee Plans. Schedule 3.14(b) to the Seller Disclosure Letter contains a list of all employment and consulting agreements and Employee Plans. Seller has made available true and complete copies or descriptions of all the Employee Plans to Buyer’s legal counsel. No Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) or ERISA, and no Employee Plan is subject to Title IV of ERISA or Section 412 of the Code. Neither Seller nor any of its Affiliates has incurred any Liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA or Section 412 of the Code that could become, after the Closing Date, an obligation of Buyer or any of its Affiliates. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code. No Business Employee will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby. In addition, within the past five years, Seller has never been a participant in any “prohibited transaction,” within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which it sponsors as employer or in which it participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise Tax under the Code. No Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Seller has never represented, promised or contracted (whether in oral or written form) to any Business Employee (either individually or to Business Employees as a group) or any other person that such Business Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute. Each Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Employee Plan.

(c) Immigration Law Compliance. No Business Employee holds any visa from the United States government, and Seller is not sponsoring any Business Employees with respect to any visa or other authorization. All Business Employees were hired in compliance with all laws, statutes, regulations and requirements for the lawful hiring of employees who are not citizens of the United States of America.

(d) Effect of Transaction. Except as expressly contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Business Employee.

(e) No Employment Agreements. To Seller’s knowledge, no Business Employee is in material violation of any term of any employment Contract or any restrictive covenant relating to the right of any such Business Employee to be employed by Seller or to use trade secrets or proprietary information of others, and the employment of any Business Employee does not subject Seller to any liability to any third party.

(f) Employee List. Schedule 3.14(f) to the Seller Disclosure Letter contains a complete and accurate list of the Business Employees. As to all such Business Employees, Seller has provided Parent and Buyer with a writing setting forth the locations at which such Business Employees are working as of the Agreement Date, their date of hire and current base salary together with a complete and accurate list of all written employment contracts (if any) related to any of such Business Employees.

(g) Continuation of Coverage; COBRA. The group health plans (as defined in Section 4980B(g) of the Code) that benefit Business Employees are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code. There are no material outstanding, uncorrected violations under COBRA with respect to any of the Employee Plans that could materially adversely affect the Business or the Purchased Assets after the Closing Date.

(h) No Representations to Employees or Consultants of Seller. Seller has made no representations to any Business Employee concerning the length of time (if any) that the Business Employee’s work or employment with Parent or Buyer may continue or the compensation or benefits or other terms or conditions of employment (if any) with Parent or Buyer to be offered to Business Employees by Parent or Buyer.

3.15 No Brokers. Except for fees payable to First Albany Corporation, Seller is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement and the Seller Ancillary Agreements or in connection with the transactions contemplated hereby and thereby. Neither Parent nor Buyer will incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of any Contract entered into by Seller relating to this Agreement, any of the Seller Ancillary Agreements, the transactions contemplated hereby and thereby or any act or omission of Seller, any of its employees, officers, directors, stockholders, agents or Affiliates.

3.16 Books and Records.

(a) The books, records and accounts of Seller relating to the Business, the Purchased Assets or Assumed Liabilities (i) are in all material respects true, complete and correct, (ii) have been maintained in all material respects in accordance with good business practices on a basis consistent with prior years, (iii) are stated in all material respects in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Seller in all material respects and (iv) accurately and fairly reflect the basis for the Seller Financial Statements.

(b) Seller has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (B) to maintain accountability for assets and (iii) the amount recorded for assets on the books and records of Seller is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.17 [Intentionally Omitted].

3.18 Fairness of Consideration. Seller’s Board of Directors has determined that the Purchase Price (including Buyer’s assumption of the Assumed Liabilities) represents fair and reasonably equivalent consideration for the Purchased Assets and title thereto to be transferred to Buyer at the Closing under this Agreement. Seller’s Board of Directors has received a written opinion from First Albany Corporation, dated as of the date hereof, to the effect that, as of the date hereof, the Asset Purchase is fair to Seller from a financial point of view.

3.19 Privacy. Seller’s collection, use, storage, transfer and disclosure of any personally identifiable information (“Privacy Practices”), and use by third parties having authorized access to the Seller’s websites or other records, in each case as it relates to the Business or Purchased Assets, does conform, and at all times has conformed, in all material respects to all Applicable Legal Requirements, and all contractual commitments of Seller to its customers and the viewers of the Seller’s websites, relating to such practices. With respect to the Purchased Assets and Business, Seller’s Privacy Practices have been consistent with all statements or representations made to customers, potential customers and third parties, whether orally or in writing, regarding such practices. To the extent applicable to the Business or Purchased Assets, Seller has taken all necessary and appropriate steps to be in compliance with 45 C.F.R. §160 and §164 and the Transaction and Code Set Standards as promulgated by the U.S. Department of Health and Human Services.

3.20 No Other Negotiations. During the period from May 20, 2003 through and including June 24, 2003, neither Seller nor any of its officers, directors, stockholders, employees, Affiliates, attorneys, financial advisors or other agents or representatives has, directly or indirectly, solicited, initiated, sought, facilitated, encouraged, entertained, discussed, supported, or negotiated any inquiry, proposal or offer from, furnished any information to, or participated in any discussions or negotiations with, any party (other than Parent or Buyer) regarding any (i) acquisition of Seller, (ii) merger, consolidation or similar transaction with or involving Seller or (iii) disposition of all or any substantial portion of the Business, assets or securities of Seller, including any of the Purchased Assets, or an exclusive license of any technology of Seller, other than in the ordinary course of business (other than with respect to any discussions, proposals or offers with respect to the possible disposition of Seller’s Foodmark Subsidiary) (each, an “Acquisition Transaction”).

3.21 Disclosure.

(a) Neither this Agreement, any of the Seller Ancillary Agreements nor the Seller Disclosure Letter (including all Schedules thereto) delivered by Seller to Parent and Buyer under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement contained herein or therein, in light of the circumstances under which any such statement was made, not misleading.

(b) The information (i) supplied by Seller for inclusion or incorporation by reference in the Permit Application, the Hearing Notice and the Information Statement, at the time each is filed with the California Commissioner, and in the case of the Hearing Notice and Information Statement, at the time each is mailed to the holders of Seller Common Stock, and (ii) supplied by Seller for inclusion or incorporation by reference in the Seller Proxy Statement, at the time it is filed with the SEC, at the time it is mailed to the holders of Seller Common Stock and at the time of the meeting of Seller’s stockholders to consider adoption of this Agreement and approval of the Asset Purchase (the “Seller Stockholder

Meeting”), and in all cases at all times subsequent thereto (through and including the Closing), shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Stockholder Meeting which has become false or misleading. If at any time prior to the Closing Date any event relating to Seller or any of its Affiliates, officers or directors should be discovered by Seller which is required to be set forth in a supplement to the Permit Application or Seller Proxy Statement, Seller shall promptly inform Parent and Buyer.

3.22 Seller Customers. Schedule 3.22 to the Seller Disclosure Letter is a true and complete list of each customer, client or licensee of the Business for which Seller is currently performing services, or has provided services or sold or licensed products to since January 1, 2000 (the “Seller Customers”) and, with respect to each such Seller Customer, states what products or services were sold, licensed or provided to and the fees charged for each such Seller Customer through the Agreement Date. The Seller Customer Assets are accurate and complete in all material respects. Seller has no outstanding material disputes concerning its products and services with any Seller Customers, and Seller has no actual knowledge of any material dissatisfaction on the part of any such Seller Customer. Seller has not received any written, or, to Seller’s actual knowledge, oral information from any Seller Customer, and has no reason to believe, that such Seller Customer shall not continue as a customer of Parent or Buyer after the Closing or intends to terminate or materially modify existing Contracts with Seller.

3.23 Environmental Compliance. Seller has at all times prior to the date of this Agreement and prior to the Closing Date complied in all material respects with all applicable Environmental Laws both in respect of the Business as carried on from time to time and in respect of any of the facilities at which the Business is now conducted or at which any Purchased Assets are located (each, a “Facility”) and any prior facility or site at which the Business or at which any Purchased Assets have been located (each, a “Prior Facility”). Seller is not aware of any circumstances that may cause Seller to be in material non-compliance or violation of any Environmental Laws and Seller is not aware of any circumstances affecting the Business that would reasonably be expected to justify the imposition of any requirement by a competent authority in accordance with such authority’s powers and obligations under the Environmental Laws which would, if the requirement were not complied with, result in there being a material non-compliance or violation of any Environmental Laws. There are no past, pending or, to Seller’s knowledge, threatened proceedings, claims or actions against Seller brought under any Environmental Laws before any court, arbitrator or other body which have had or which would, in the event of a judgment, decision, ruling or order being unfavorable to Seller, have a Material Adverse Effect on the Business or any of the Purchased Assets. To Seller’s knowledge, no part of any Facility or any Prior Facility has been contaminated (whether by the deposit, spillage, disposal, discharge, release or leaching) in any material respect by any Hazardous Substances that represents a material hazard to health or to the environment.

3.24 Accounts Receivable. All of the Seller Receivables as of the date hereof are set forth on Schedule 3.24 to the Seller Disclosure Letter (the “Receivables List”). The Receivables List contains a true, correct and complete aging list of all of the Seller Receivables, including the amount of each such Seller Receivable as of the Agreement Date (which Receivables List will be updated to reflect the Seller Receivables as of the Closing Date and be delivered to Buyer at least one Business Day prior to the Closing Date). All of the Seller Receivables (i) represent sales actually made or services actually provided by Seller in the ordinary course of business consistent with its past practices, (ii) are current, valid and genuine, (iii) represent a binding obligation of the account party in the book amounts thereof and (iv) are not subject to any discounts, right of offset or defense against payment of any amount thereof.

3.25 Investment Representations. To the extent Shares become issuable pursuant to Section 5.3(c), Seller represents and warrants that:

(a) Purchase for Own Account. The Shares to be purchased by Seller hereunder shall be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Seller has no intention of selling, granting any participation in, or otherwise presently distributing the same in violation of the Securities Act or any applicable federal or state securities law and the rules and regulations thereunder.

(b) Disclosure of Information. At no time was Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and issuance of the Shares. Seller has received or has had full access to all of the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be issued to Seller under this Agreement. Seller further has had an opportunity to ask questions and receive answers from Parent and Buyer regarding the terms and conditions of the offering of the Shares and to obtain additional information (to the extent Parent or Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Seller or to which Seller had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by Parent and Buyer in Article 4, “Representations and Warranties of Parent and Buyer.”

(c) Accredited Investor Status. Seller is an “accredited investor” within the meaning of Regulation D under the Securities Act. Seller is a corporation, not formed for the purpose of acquiring the Shares.

(d) Investment Experience. Seller understands that an investment in the Shares involves substantial risk. Seller acknowledges that Seller is able to fend for itself, Seller can bear the economic risk of Seller’s investment in the Shares and Seller’s board of directors has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment.

(e) Restricted Securities. Seller understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired in a transaction not involving a public offering and that under the Securities Act such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that Seller is familiar with Rule 144 of the Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller understands that Parent is under no obligation to register any of the Shares except as provided in Section 5.3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer, jointly and severally, represent and warrant to Seller that, except as set forth in the letter from Parent and Buyer addressed to Seller and dated as of the date hereof, which letter has been delivered by Parent and Buyer to Seller concurrently with the parties’ execution of this Agreement (the “Parent Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this Article 4 is true and correct as of the date hereof and will be true and correct as of the Closing Date (other than such representations and warranties that are expressly made as of another date, in which case such representations and warranties are true and correct as of such other specified date).

4.1 Organization and Good Standing. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted, and is qualified to conduct business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where such failure would not have a Material Adverse Effect on Parent or Buyer.

4.2 Power; Authorization and Validity.

(a) Power and Authority; Due Authorization. Each of Parent and Buyer has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Buyer of this Agreement and each of the Buyer Ancillary Agreements, and the purchase of the Purchased Assets by Buyer, have been duly and validly approved and authorized by all necessary corporate action on the part of Parent and Buyer.

(b) Consents. No consent, approval, order or authorization of, notification to, action by or registration, declaration or filing with, any Governmental Authority, or any other person, governmental or otherwise, is necessary or required to be made or obtained by Parent or Buyer to enable each of Parent and Buyer to lawfully enter into, execute, deliver and perform its respective obligations under this Agreement and each of the Buyer Ancillary Agreements, or to consummate the transactions contemplated hereby or thereby.

(c) Enforceability. This Agreement has been duly executed and delivered by Parent and Buyer. This Agreement and each of the Buyer Ancillary Agreements are, or when duly executed and delivered by Parent and Buyer shall be, valid and binding obligations of Parent and/or Buyer, as applicable, enforceable against Parent and/or Buyer, as applicable, in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 Parent Exchange Act Documents.

(a) Parent has filed all forms, reports and documents (together with any required amendments thereto) required to be filed by Parent with the SEC since December 31, 2000. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent Exchange Act Documents.” As of their respective dates, the Parent Exchange Act Documents (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent Exchange Act Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent Exchange Act Document. The Parent Exchange Act Documents, taken as a whole, together with any press release that is broadly disseminated after the date of the most recent Parent Exchange Act

Documents and the date of this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent Exchange Act Documents (the “Parent Financial Statements”), including each Parent Exchange Act Document filed after the Agreement Date until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of Seller’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent’s Annual Report on Form 10-K for the year ended December 31, 2002 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financial Statements, since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except for liabilities for accrued expenses incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

(c) Parent has heretofore furnished to Seller a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

4.4 Capitalization.

(a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock. The rights and privileges of each class of Parent’s capital stock are set forth in the Parent’s Certificate of Incorporation. As of the close of business on July 15, 2003, 18,983,880 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued or outstanding. No material change in such capitalization has occurred since July 15, 2003.

(b) Schedule 4.4(b) of the Parent Disclosure Letter sets forth a complete and accurate list, as of the Agreement Date, of: (i) all stock option plans or other stock or equity-related plans of Parent (the “Parent Stock Plans”), indicating for each Parent Stock Plan the number of shares of Parent Common Stock issued to date under such Plan, the number of shares of Parent Common Stock subject to outstanding options under such Plan and the number of shares of Parent Common Stock reserved for future issuance under such Plan; and (ii) the number of shares of Parent capital stock, and the class or series of such shares, subject to any outstanding warrants or other contractual rights to purchase or acquire capital stock of the Parent. Except as set forth in this Section 4.4 or the Parent Disclosure Letter, as of the Agreement Date, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of Parent is authorized or outstanding, (ii) Parent has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Parent, (iii) Parent has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Parent.

4.5 No Conflict. Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Parent or Buyer, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Buyer, each as currently in effect; (ii) any Applicable Legal Requirements or (iii) any Contract (whether oral or in writing) to which Parent or Buyer is a party or by which Parent or Buyer is bound, except in the cases of clauses (ii) and (iii), where such conflict, termination, breach, impairment, violation or default would not have a Material Adverse Effect on Parent or Buyer.

4.6 Litigation. Except as required to be disclosed in the Parent Exchange Act Documents, there is no claim, action, suit, arbitration, mediation, investigation or proceeding of any nature in progress or pending or, to Parent’s knowledge, threatened against Parent (or against any officer, director, employee or agent of Parent in their capacity as such or relating to their employment, services or relationship with Parent) before any court, Governmental Authority, arbitrator or mediator. Except as required to be disclosed in the Parent Exchange Act Documents, there is no judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator pending or binding against Parent. To Parent’s knowledge, there is no reasonable basis for any person to assert a claim against Parent, Buyer or Seller based upon Parent and Buyer entering into this Agreement or any of the Buyer Ancillary Agreements or consummating the transactions contemplated hereby or thereby.

4.7 No Brokers. Neither Parent nor Buyer, nor any Affiliate of Parent or Buyer, is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement and the Buyer Ancillary Agreements or in connection with the transactions contemplated hereby and thereby. Seller will not incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of any Contract entered into by Parent or Buyer relating to this Agreement, any of the Buyer Ancillary Agreements, the transactions contemplated hereby and thereby or any act or omission of Parent or Buyer, or any of its respective employees, officers, directors, stockholders, agents or Affiliates.

4.8 Valid Issuance of Stock. The Shares, when issued and delivered as provided in this Agreement, shall be duly authorized and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer pursuant to this Agreement and/or pursuant to federal and state securities laws.

4.9 Nasdaq Requirements. Parent shall comply with all applicable requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Shares and the listing thereof on The Nasdaq National Market.

4.10 Absence of Certain Changes. Since the date of the Parent Balance Sheet, Parent has operated its business in the ordinary course consistent with its past custom and practice, and since such date there has not been with respect to Parent any Material Adverse Change with respect to Parent.

4.11 Registration Obligations. Parent has not committed to (i) register any Parent Common Stock under the Securities Act or (ii) issue shares pursuant to a permit in connection with a hearing to be held by the California Commissioner pursuant to Section 25142 of the California Securities Law and

conducted in compliance with Section 3(a)(10) of the Securities Act, in each case to the extent such commitment could prevent, prior to the Termination Date, Parent’s issuance of the Shares to be issued to Seller in accordance with Section 5.3 of this Agreement.

ARTICLE 5

OTHER COVENANTS AND AGREEMENTS

5.1 Advice of Changes. Seller covenants and agrees that, during the Pre-Closing Period, it shall promptly advise Parent in writing of any Material Adverse Change in the Purchased Assets or the Business. Each of Seller, on the one hand, and Parent and Buyer, on the other hand, shall give prompt written notice to the other of: (i) any event occurring after the date hereof that would render any representation or warranty of such party contained in this Agreement or any of the Seller Ancillary Agreements or Buyer Ancillary Agreements, as the case may be, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect (except for any representation or warranty that is only made as of a particular date); (ii) any breach of any covenant or obligation of such party pursuant to this Agreement or any of the Seller Ancillary Agreements or Buyer Ancillary Agreements, as the case may be; (iii) any notice or other communication from any person not listed on Schedule 3.2(c) of the Seller Disclosure Letter alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, any of the Seller Ancillary Agreements or any of the Buyer Ancillary Agreements; (iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, any of the Seller Ancillary Agreements or any of the Buyer Ancillary Agreements and (v) any litigation relating to, involving or otherwise relating to the consummation of the transactions contemplated by this Agreement, any of the Seller Ancillary Agreements or any of the Buyer Ancillary Agreements.

5.2 Conduct of Business Prior to the Closing. Seller covenants and agrees that, from the period beginning on the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Pre-Closing Period”), Seller shall continue to conduct the Business in the ordinary course consistent with past practice, and it will use its commercially reasonable best efforts to preserve the Business and relationships with Seller Customers, suppliers, licensors, licensees, Business Employees, consultants and others with whom it has business dealings in connection with the Business. During the Pre-Closing Period, if any Seller Knowledge Party becomes aware of a deterioration in the relationship with any Seller Customer listed on Schedule 5.2(a) of the Seller Disclosure Letter (a “Material Seller Customer”) or a material deterioration in the relationship with any supplier, licensor, licensee, Business Employee, consultant or business partner in connection with the Business, it will promptly bring such information to Parent’s and Buyer’s attention in writing and, if requested by Parent or Buyer, will exert its commercially reasonable efforts to promptly restore the relationship. During the Pre-Closing Period, if any Parent Knowledge Party becomes aware of a deterioration in the relationship with any Material Seller Customer it will promptly bring such information to Seller’s attention in writing. During the Pre-Closing Period, if any Parent Knowledge Party becomes aware of a deterioration in the relationship with any customer of Parent listed on Schedule 5.2(b) of the Parent Disclosure Letter, it will promptly bring such information to Seller’s attention in writing and, if requested by Seller, will exert its commercially reasonable efforts to promptly restore the relationship. During the Pre-Closing Period, Seller shall not, with respect to the Business without Parent’s prior written consent:

(a) take any action that would reasonably be expected to result in any breach of any representation or warranty of Seller set forth in Article 3, “Representations and Warranties of Seller”;

(b) take any action which would reasonably be expected to result in a Material Adverse Change with respect to the Business as currently conducted or the Purchased Assets;

(c) sell, transfer, assign, convey, lease, encumber, move, relocate or otherwise dispose of any of the Purchased Assets;

(d) take any action that could reasonably be expected to result in the incurrence, creation or assumption by Seller of (i) any Encumbrance on any of the Purchased Assets, (ii) any Liabilities or any indebtedness for borrowed money, in each case, that would be an Assumed Liability or (iii) any contingent Liability that would be an Assumed Liability as a guarantor or surety with respect to the obligations of others;

(e) enter into any material transaction or agreement or take any other action, in each case not in the ordinary course of business consistent with past practice;

(f) amend or terminate any Assigned Agreement, except such Assigned Agreements that expire upon their terms;

(g) enter into any Contract with a customer with respect to the Purchased Assets or Business (i) that does not permit assignment of such Contract to Purchaser or Buyer, (ii) involving payments of $250,000 or more in license fees or (iii) involving payments of less than $250,000 in license fees if such Contract is on terms inconsistent with the past conduct of Seller’s business in the ordinary course, including any Contract that includes (A) material pricing discounts based on the prices that Seller has historically charged customers for similar products or services, (B) guaranteed refund rights or (C) specific performance metrics that Seller must satisfy in order to receive full payment under the Contract; provided, however, that Parent will be deemed to have consented to any such Contract in the event that either (i) Parent does not respond to Seller’s written request for approval of such Contract within five days of receiving such written request or (ii) Parent does not respond to Seller’s written request for approval of such Contract within 48 hours of receiving such written request in the event that Seller makes such written request during the last two weeks of a fiscal quarter; provided, further, that Parent will not unreasonably withhold its written consent with respect to any Contract subject to this Section 5.2(g) submitted for Parent’s approval by Seller;

(h) waive or release any material right or claim with respect to the Purchased Assets or Business;

(i) license any of its technology or Intellectual Property Rights, or acquire any Intellectual Property Rights or any license thereto from any third party, other than pursuant to standard non-exclusive licenses to Seller’s customers granted in the ordinary course of business;

(j) fail to maintain its equipment and other assets that are Purchased Assets in good working condition and repair according to the standards it has maintained to the date hereof, subject only to ordinary wear and tear;

(k) terminate the employment of any Business Employees, except for cause so long as prior written notice is provided to Parent;

(l) with respect to any Business Employee, increase or modify in any material respect the rate of remuneration or any other benefit or consideration (including benefits payable under Employee Plans and whether payable in cash, stock, equity securities, property or otherwise), or any other terms of employment, or grant any severance or termination pay in cash or otherwise except pursuant to written agreements outstanding as of the Agreement Date and as disclosed and provided to Parent and Buyer, or policies existing, on the Agreement Date and as previously disclosed in writing or made available to Parent and Buyer, or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the Agreement Date hereof or grant any bonus, payment or equity-based compensation to any Business Employee (except as expressly permitted by this Agreement), whether payable in cash, stock or other securities;

(m) amend its Certificate of Incorporation or Bylaws in a manner inconsistent with the terms of this Agreement, the Seller Ancillary Agreement or the transactions contemplated hereby and thereby;

(n) materially change the pricing or other material terms of Seller’s products or services related to the Business; or

(o) agree to do any of the things described in the preceding clauses (a) through (o).

5.3 Permit; Fairness Hearing.

(a) As soon as practicable after the Agreement Date, and in any event within ten Business Days after the Agreement Date, (i) Parent and Buyer shall prepare, with the cooperation of Seller, (A) an application for the Permit (the “Permit Application”) in connection with the hearing held by the California Commissioner, pursuant to Section 25142 of the California Securities Law and conducted in compliance with Section 3(a)(10) of the Securities Act, to consider the terms and conditions of this Agreement and the Asset Purchase and the fairness of such terms and conditions (the “Hearing”) and (B) the notice of the Hearing (the “Hearing Notice”) to be sent to Seller pursuant to, and meeting the requirements of, the California Administrative Code, Title 10, Chapter 3, Subchapter 1, Article 2, as amended, concerning the Hearing, and (ii) Seller shall prepare, with the cooperation of Parent and Buyer, an information statement relating to this Agreement and the transactions contemplated hereby (the “Information Statement”) which Information Statement may, at Seller’s option if permitted by Applicable Legal Requirements, be combined with the Seller Proxy Statement described in Section 5.4. Each of Seller, Parent and Buyer shall use its reasonable best efforts to cause the Permit Application, the Hearing Notice and the Information Statement to comply with all Applicable Legal Requirements, including all applicable federal and state securities laws.

(b) Each of Parent, Buyer and Seller shall use its reasonable best efforts (i) to cause the Permit Application, the Hearing Notice and the Information Statement to be filed with the California Commissioner, as soon as practicable following the Agreement Date, (ii) to deliver the Hearing Notice to Seller, as soon as permitted by the California Commissioner, (iii) to obtain, as soon as practicable thereafter, the Permit and (iv) to deliver the Information Statement to Seller as soon as practicable following the issuance, if any, of the Permit.

(c) In the event that Parent and Seller determine in writing that the Permit cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the Closing to occur on or before the Termination Date, or if the California Commissioner notifies Parent, Buyer or Seller of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Hearing Notice and/or not to issue the Permit, then Parent shall issue the Shares in a transaction exempt from registration under the Securities Act under Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and the exemptions from qualification under applicable state securities laws. If the Shares are issued pursuant to Section 4(2) and/or Regulation D, the Shares may not be reoffered or resold other than pursuant to the registration requirements of the Securities Act or an exemption therefrom. The certificates issued by Parent with respect to the Shares shall, if issued pursuant to Section 4(2) and/or Regulation D, be legended to the effect described above and shall include such additional legends as necessary to comply with Applicable Legal Requirements, including all applicable federal and state securities laws, and such other restrictions as shall be deemed necessary and appropriate by Parent. If the Shares are issued pursuant to Section 4(2) and/or Regulation D, then Parent agrees that at such time as it is eligible to use a registration statement on Form S-3 to register Parent Common Stock under the Securities Act, Parent shall use its reasonable best efforts to promptly prepare and file a registration statement with the SEC covering the resale of such Shares; provided, however, that if Parent has not filed with the SEC a registration statement on Form S-3 by January 15, 2004, then Parent will promptly prepare and file a registration statement on Form S-1 with the SEC covering the resale of such Shares (the registration statement filed with the SEC on Form S-1 or Form S-3, the “Resale Registration Statement”). Parent shall use its reasonable best efforts to cause such registration statement to become effective as promptly as practicable after filing and to keep such Resale Registration Statement continuously effective until all the Shares are saleable within a three-month period pursuant to Rule 144 of the Securities Act.

(d) Parent and Seller will bear, pay and be responsible in equal proportions for all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by it in connection with the Hearing.

5.4 Seller Stockholder Meeting.

(a) As soon as practicable after the Agreement Date, Seller shall prepare, with the cooperation of Parent and Buyer, a proxy statement satisfying the requirements of Regulation 14A under the Exchange Act (the “Seller Proxy Statement”) in connection with the solicitation of the holders of Seller Common Stock of adoption of this Agreement and approval of the Asset Purchase. Each of Seller, Parent and Buyer shall use its reasonable best efforts to cause the Seller Proxy Statement to comply with all Applicable Legal Requirements, including all applicable federal and state securities laws.

(b) Seller shall use its reasonable best efforts (i) to cause to be filed with the SEC, the Seller Proxy Statement in preliminary form, as soon as practicable following the Agreement Date and (ii) to mail the Seller Proxy Statement in definitive form to all holders of Seller Common Stock entitled to receive such Seller Proxy Statement under the Delaware General Corporation Law, as promptly as practicable.

(c) Seller shall take all such other necessary action in accordance with Delaware General Corporation Law, its Certificate of Incorporation and its Bylaws to call, convene and hold the Seller Stockholder Meeting. Seller shall take such action as soon as practicable after the date (i) the California Commissioner issues the Permit, (ii) Parent and Seller determine in writing that the Permit cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the Closing to occur on or before the Termination Date or (iii) the California Commissioner notifies Parent, Buyer or Seller of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Hearing Notice and/or not to issue the Permit. Seller, after consultation with Parent, may postpone or adjourn the Seller Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Seller Proxy Statement is provided to the Seller’s stockholders or, if as of the time for which the Seller Stockholder Meeting is originally scheduled there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Stockholder Meeting. Subject to Section 5.5(c), Seller shall use its reasonable best efforts to solicit from stockholders of Seller such proxies as are required to adopt this Agreement and approve the Asset Purchase and shall take all other action necessary or advisable to secure the vote of holders of Seller Common Stock required to effect each of the transactions contemplated by this Agreement.

5.5 No Other Negotiations.

(a) Seller covenants and agrees that during the Pre-Closing Period, it will not, and will not authorize or permit any of its officers, directors, employees, Affiliates, attorneys, financial advisors or any other persons acting on its behalf to, directly or indirectly, solicit, initiate, seek, facilitate, encourage, entertain, discuss, support, negotiate or accept any inquiry, proposal or offer from, furnish any information to, or participate in any discussions (except discussions to elicit information concerning an unsolicited proposal for an Acquisition Transaction that may be required by the Board of Directors of Seller in the exercise of their fiduciary duties to determine whether such proposal will constitute a Superior Offer) or negotiations with, or enter into any agreement with, any party (other than Parent or Buyer) regarding any Acquisition Transaction; provided, however, that Seller and its officers, directors, employees, Affiliates, attorneys, financial advisors or any other persons acting on its behalf may solicit, initiate, seek, facilitate, encourage, entertain, discuss, support, negotiate or accept any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, or enter into any agreement with, any party regarding (i) an acquisition of the Excluded Assets or of Seller that does not include the Purchased Assets or (ii) a merger, consolidation or similar transaction with or involving Seller, in both cases that would not prevent the consummation, prior to the Termination Date, of the transactions contemplated by this Agreement. Each of Seller, Parent and Buyer covenants and agrees that during the Pre-Closing Period, it will not enter into any transaction that would prevent the consummation, prior to the Termination Date, of the transactions contemplated by this Agreement, except as otherwise determined by each of the respective Boards of Directors of Parent and Buyer in its exercise of its fiduciary duties.

(b) Seller covenants and agrees that during the Pre-Closing Period, it will notify Parent promptly, and in any event within 24 hours, after the receipt by Seller or any of its officers, directors, employees, Affiliates, attorneys, financial advisors or any other persons acting on its behalf of any proposal for, or inquiry with respect to, an Acquisition Transaction or any request for information in connection with such a proposal or inquiry, or for access to the properties, books and records of Seller by any person or entity that informs or has informed Seller that it is considering making or has made such a proposal or inquiry. Seller shall notify Parent of the identity of the person or group making such a proposal or inquiry and shall provide the material terms and conditions of such proposal or inquiry. Seller agrees to keep Parent informed on an on-going basis regarding the status of any such proposal or inquiry.

(c) The Board of Directors of Seller shall be permitted to modify its recommendation in favor of the adoption of this Agreement and the approval of this Asset Purchase if (i) Seller receives an unsolicited Superior Offer and such Superior Offer is not withdrawn, (ii) Seller shall have provided written notice (a “Notice of Superior Offer”) to Parent advising that Seller has received a Superior Offer, summarizing the material terms and conditions of such Superior Offer and identifying the party making such Superior Offer (provided that Seller shall not be required to provide Parent with any such Notice of Superior Offer if Seller received the Superior Offer from a third-party with which it entered into a confidentiality agreement prior to May 20, 2003 and the terms of such confidentiality agreement explicitly prohibit Seller from providing to Parent the information required to be set forth in the Notice of Superior Offer), (iii) Parent shall not have made, within two Business Days of its receipt of the Notice of Superior Offer, an offer that the Board of Directors of Seller determines in its good faith judgment by a majority vote (after consultation with its financial advisor) to be at least as favorable to the holders of Seller Common Stock as such Superior Offer (it being agreed that the Board of Directors of Seller shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Seller concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, the failure to modify such recommendation would be inconsistent with the fiduciary duties of the Board of Directors of Seller to the holders of Seller Common Stock under all Applicable Legal Requirements and (v) Seller shall not have knowingly or materially violated any of the restrictions set forth in this Section 5.5. Seller shall provide Parent with at least two Business Days notice

(or such lesser prior notice as provided to the members of the Board of Directors of Seller) of any meeting of the Board of Directors of Seller at which the Board of Directors of Seller is reasonably expected to consider any Acquisition Transaction to determine whether such Acquisition Transaction is a Superior Offer. Nothing contained in this Section 5.5(c) shall limit Seller’s obligation to convene the Seller Stockholder Meeting (regardless of whether the recommendation of the Board of Directors of Seller shall have been modified). As used in this Agreement, the term “Superior Offer” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Transaction on terms that the Board of Directors of Seller determines, in its good faith judgment (after consultation with its financial advisor) to be more favorable to the holders of Seller Common Stock than the Asset Purchase (taking into account any written proposals made by Parent after receipt of the Notice of Superior Offer to modify the terms of the Asset Purchase); provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the good faith determination of the Board of Directors of Seller (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

5.6 Access to Information; Right to Use Purchased Assets.

(a) Seller covenants and agrees that, during the Pre-Closing Period, it will allow Parent, Buyer and their agents access at reasonable times to the files, books, records, technology, contracts, personnel and offices of Seller pertaining to the Business, subject to the terms of this Agreement. If, before or after the Closing, in order to properly operate the Purchased Assets or the Business or to properly prepare documents required to be filed with Governmental Authorities or its financial statements, it is necessary that Parent or Buyer be furnished with additional information relating to Seller, the Purchased Assets or the Business, and such information is in Seller’s possession, Seller agrees to use all reasonable efforts to furnish such information to Parent or Buyer. If, before or after the Closing, in order to properly prepare documents required to be filed with Governmental Authorities or its financial statements, it is necessary that Seller be furnished with additional information relating to the Purchased Assets or the Business, and such information is in Parent’s or Buyer’s possession, Parent and Buyer agree to use all reasonable efforts to furnish such information to Seller.

(b) Each party hereto agrees that in the event any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business or the Purchased Assets, the other party will cooperate with the contesting or defending party and its counsel by making available its personnel and providing such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 7).

(c) Except as permitted by the Software Distribution and License Agreements, during the Restricted Period, Seller will not take any action that is intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Buyer after the Closing as it maintained with Seller prior to the Closing. Except as permitted by the Software Distribution and License Agreements, during the Restricted Period, Seller will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.

5.7 Employment Matters.

(a) Selected Employees. Within 45 days after the Agreement Date, Parent and Buyer, in their sole discretion, will determine and inform Seller of the identity of the Business Employees, if any, to whom Parent or Buyer will offer employment (the “Selected Employees”), and the terms and conditions of any such offer. Notwithstanding the foregoing, neither Parent nor Buyer shall have any obligation to employ any of the employees of Seller, including any Selected Employee. Seller will not take any action, before or after the Closing, directly or indirectly, to prevent or discourage any Selected Employee from being employed by Parent or Buyer. Seller will retain, and Parent and Buyer will not assume, any employer or employment-related obligations of Seller to the Selected Employees or any other liability of Seller related to any Selected Employee that arises or accrues on or before the Closing Date, including, without limitation: (i) accrued personal time off (including sick leave); (ii) any obligation to provide health, medical, disability, life or other insurance benefits or any stock, stock option rights, or pension savings plan or similar benefits pursuant to any Seller employee benefit plan, plans, agreement or arrangement; (iii) any government-mandated employee or employment-related payments; (iv) workers’ compensation and disability insurance premiums (if any) paid or payable by Seller on behalf of Selected Employees who are on workers’ compensation or disability leave as of the Closing Date; or (v) any bonuses accrued or earned by any of the Selected Employees on or prior to the Closing Date. Any Liabilities to any of the employees of Seller resulting from Parent’s or Buyer’s failure to offer employment to any such employee will be, and will remain, Seller’s sole responsibility.

(b) No Third Party Beneficiaries. Notwithstanding any possible inferences to the contrary, Parent, Buyer and Seller do not intend for this Section 5.7 to create any rights or obligations except as between Buyer and Seller, and no past, present or future employee of Seller, Parent or Buyer shall be treated as a third party beneficiary of this Agreement.

(c) Waiver of Noncompetition Agreements. Seller shall execute and deliver agreements and instruments, in such form as may be reasonably satisfactory to Parent, releasing those Selected Employees who accept employment with Parent or Buyer from any obligations of such Selected Employees to Seller that may first arise after the Closing with respect to the Business under employment agreements, confidentiality agreements, invention agreements or other similar agreements to the extent that such obligations would restrict or inhibit such Selected Employees’ performance of their duties as employees of Parent or Buyer.

(d) COBRA. Seller shall comply with all requirements and assume all obligations under COBRA, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998 and the Family Medical Leave Act of 1993 with respect to the termination of any Business Employees in connection with the transactions contemplated by the Asset Purchase.

(e) Termination of Employment. Seller agrees to comply with the provisions of the WARN Act and any other federal, state or local statute or regulation regarding termination of employment in connection with the Asset Purchase and to perform all obligations that might otherwise be required by Seller with respect to the cessation of any operations of the Business or the termination of any Business Employee in connection with the transactions contemplated by the Asset Purchase.

(f) General Matters. Seller, Parent and Buyer agree to cooperate fully with respect to the actions which are necessary or reasonably desirable to accomplish the transactions contemplated hereunder, including, without limitation, the provision of records and information as each may reasonably request and the making of all appropriate filings under ERISA and the Internal Revenue Code.

5.8 Satisfaction of Conditions Precedent. Seller covenants and agrees that, subject to Section 5.5(c), during the Pre-Closing Period, it will use its diligent efforts to (i) satisfy or cause to be satisfied all the conditions precedent set forth in Section 8.2 and (ii) cause the transactions contemplated hereby to be consummated in accordance with this Agreement. Each of Parent and Buyer covenants and agrees that, during the Pre-Closing Period, it will use its diligent efforts to (i) satisfy or cause to be satisfied all the conditions precedent set forth in Section 8.1 and (ii) cause the transactions contemplated hereby to be consummated in accordance with this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent, Buyer nor any of their respective Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, Buyer or any of their respective Affiliates or the holding separate of any of the Purchased Assets or imposing or seeking to impose any limitation on the ability of Parent, Buyer or any of their respective Affiliates to conduct their business or the Business or own the Purchased Assets upon and after the Closing.

5.9 Public Disclosure.

(a) Parent and Seller will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Asset Purchase or this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the press releases to be issued by the parties announcing the signing of this Agreement.

(b) If Parent or Seller determines that it is required by law to file any agreement with the Securities and Exchange Commission which contains a reference to the other party, then Parent or Seller, as applicable, shall at a reasonable time before making any such filing, provide written notice to the other party regarding such filing and seek confidential treatment for such portions of the agreement as may be reasonably requested by such party.

5.10 Further Actions. From and after the Closing, Seller will (i) file any notice, statement or other communication, (ii) obtain and provide to Parent and Buyer (and will promptly prepare all filings and applications, requests and notices preliminary to obtaining) all approvals and consents, (iii) execute and deliver all such other and additional instruments, notices, releases, undertakings and documents and (iv) do all such other acts and things, all as may be reasonably requested by Parent or Buyer as necessary to assure to Buyer all the rights and interests granted under this Agreement, in each case with any material out-of-pocket expense to Seller to be reimbursed by Parent or Buyer. From and after the Closing, Seller shall take or cause to be taken such other reasonable actions as Parent or Buyer may require (a) more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets as contemplated hereby and (b) to carry out Seller’s obligations under this Agreement or any other agreements required to be entered into by Seller pursuant to this Agreement and give effect to the transactions contemplated hereby and such other agreements. From and after the Closing, Parent and Buyer shall take or cause to be taken such other reasonable actions as Seller may require to carry out Parent’s and Buyer’s obligations under this Agreement or any other agreements required to be entered into by Parent and Buyer pursuant to this Agreement and give effect to the transactions contemplated by this Agreement and such other agreements.

5.11 Consents; Cooperation.

(a) Each of Parent, Buyer and Seller shall, promptly after the Agreement Date, apply for or otherwise seek, and use its reasonable best efforts to obtain, all governmental consents, waivers and approvals required to be obtained by it for the consummation of the Asset Purchase.

(b) Seller shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals under each Assigned Agreement listed or described on Schedule 3.2(c) to the Seller Disclosure Letter; provided, however, that Seller shall not be required to make any payment (other than (i) reimbursement of reasonable out-of-pocket expenses of any third party incurred in connection with the review of such consent, approval or waiver request and (ii) refund of any prepaid fees triggered by such assignment or transfer pursuant to the terms of the Assigned Agreements, which Assigned Agreements are listed on Schedule 5.11(b)(1) to the Seller Disclosure Letter) or agree to any material undertakings in connection therewith. To the extent that Seller is unable to obtain such required consents, waivers and approvals, then Seller shall use commercially reasonable efforts, without breaching such Assigned Agreement, to enforce, for the account of Buyer, any rights of Seller arising from any such Assigned Agreement (including the right to elect to terminate such Assigned Agreement in accordance with the terms thereof upon the advice of Buyer). Buyer agrees to cooperate with Seller and supply relevant information to such party or parties or such third party in order to assist Seller in its obligations under this 5.11(b). Any Contracts of Seller to be terminated prior to Closing are listed or described on Schedule 5.11(b)(2) of the Seller Disclosure Letter, and Seller shall use its reasonable best efforts to terminate such Contracts prior to the Closing and deliver evidence of such termination to Buyer at or prior to the Closing. Any Contracts of Seller to be amended prior to Closing are listed or described on Schedule 5.11(b)(3) of the Seller Disclosure Letter, and Seller shall use its reasonable best efforts to amend such Contracts prior to the Closing and deliver evidence of such amendment to Buyer at or prior to the Closing, in the manner described on such exhibit with respect to each such Contract.

(c) (i) Any Assigned Agreements that provide for payment of maintenance or support fees by a Seller Customer to Seller are listed on Schedule 5.11(c) of the Seller Disclosure Letter, which schedule shall set forth with respect to each such Assigned Agreement: (A) the name of the Seller Customer; (B) the date of such agreement; (C) whether such agreement is listed on Schedule 3.2(c) of the Seller Disclosure Letter (each such agreement, a “Required Consent Maintenance Agreement”) and (D) the amount of unrecognized maintenance or support fees under such agreement. The total amount of maintenance or support fees that remain to be paid under all of the Assigned Agreements listed on Schedule 5.11(c) of the Seller Disclosure Letter is herein referred to as the “Total Maintenance Fees,” while the total amount of maintenance or support fees that remain to be paid under all of the Required Consent Maintenance Agreements is herein referred to as the “Total Required Consent Maintenance Fees.” Schedule 5.11(c) shall be updated by Seller at least one Business Day prior to Closing.

(ii) Seller shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals under each Required Consent Maintenance Agreement to permit the assignment to Buyer or Parent of all such Required Consent Maintenance Agreements (each Required Consent Maintenance Agreement for which Seller obtains the requisite consents, waivers and approvals subsequent to the Closing Date, a “Consented Maintenance Agreement”). In the event that Seller is unable to secure such necessary consents, waivers and approvals as of the Closing Date, then with respect to each such unassigned Required Consent Maintenance Agreement, Seller will (A) subcontract to Parent the right to provide all maintenance and support under such unassigned Required Consent Maintenance Agreement and (B) promptly remit to Parent all payments received by Seller from all such Seller Customers for maintenance or support fees. After the Closing Date, Seller will continue to use commercially reasonable efforts to obtain all consents, waivers and approvals to permit the assignment to Buyer or Parent of each Required Consent Maintenance Agreement that remains unassigned to Parent or Buyer as of the Closing Date.

(iii) In the event that Seller is able to obtain prior to December 31, 2003 the requisite consents, waivers and approvals under Required Consent Maintenance Agreements to permit the assignment to Buyer or Parent of such Required Consent Maintenance Agreements, then Seller shall be entitled to receive a collection fee from Parent calculated in accordance with the following formula: the product of (A) the product of (1) 0.05 and (2) the Total Required Consent Maintenance Fees as of the Closing Date and (B) the quotient of (1) the portion of the Total Required Consent Maintenance Fees that is attributable to Required Consent Maintenance Agreements that become Consented Maintenance Agreements on or prior to December 31, 2003 and (2) the Total Required Consent Maintenance Fees as of the Closing Date. By way of example, if (1) Total Required Consent Maintenance Fees as of the Closing Date equals $2.0 million and (2) the portion of the Total Required Consent Maintenance Fees that is attributable to Required Consent Maintenance Agreements that become Consented Maintenance Agreements on or prior to December 31, 2003 equals $1.5 million, then Parent would pay to Seller a collection fee of $75,000:

(0.05 * $2.0 million) * ($1.5 million ÷ $2.0 million) = $75,000

(iv) In the event that Seller is unable to obtain the necessary consents, waivers and approvals to permit the assignment to Buyer or Parent of any Required Consent Maintenance Agreements, then Seller will not be permitted to renew the term of such Required Consent Maintenance Agreements prior to the expiration of such agreement; provided, however that the foregoing shall not prevent a Seller Customer from exercising any renewal right existing under a Required Consent Maintenance Agreement as of the Agreement Date, provided, further, that Seller shall discourage any Seller Customer from so exercising any such renewal right.

(d) (i) Any Assigned Agreements that provide for payment of professional services fees by a Seller Customer to Seller are listed on Schedule 5.11(d) of the Seller Disclosure Letter, which schedule shall set forth with respect to each such Assigned Agreement: (A) the name of the Seller Customer; (B) the date of such agreement; (C) whether such agreement is listed on Schedule 3.2(c) of the Seller Disclosure Letter (each such agreement, a “Required Consent Services Agreement”) and (D) the estimate of the professional services fees that remain to be paid for work remaining to be performed under such agreement as set forth on the applicable statement of work. The total amount of professional services fees that remain to be paid under all of the Assigned Agreements listed on Schedule 5.11(d) of the Seller Disclosure Letter is herein referred to as the “Total Services Fees,” while the total amount of professional services fees that remain to be paid under all of the Required Consent Services Agreements is herein referred to as the “Total Required Consent Services Fees.” Schedule 5.11(d) shall be updated by Seller at least one Business Day prior to Closing.

(ii) Seller shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals under each Required Consent Services Agreement to permit the assignment to Buyer or Parent of all such Required Consent Services Agreements (each Required Consent Services Agreement for which Seller obtains the requisite consents, waivers and approvals subsequent to the Closing Date, a “Consented Services Agreement”). In the event that Seller is unable to secure such necessary consents, waivers and approvals as of the Closing Date, then with respect to each such unassigned Required Consent Services Agreement, Seller will (A) subcontract to Parent the right to provide all professional services under such unassigned Required Consent Services Agreement and (B) promptly remit to Parent all payments received by Seller from all such Seller Customers for professional services fees. After the Closing Date, Seller will continue to use commercially reasonable efforts to obtain all consents, waivers and approvals to permit the assignment to Buyer or Parent of each Required Consent Services Agreement that remains unassigned to Parent or Buyer as of the Closing Date.

(iii) In the event that Seller is able to obtain prior to December 31, 2003 the requisite consents, waivers and approvals under Required Consent Services Agreements to permit the assignment to Buyer or Parent of such Required Consent Services Agreements, then Seller shall be entitled to receive a collection fee from Parent calculated in accordance with the following formula: the product of (A) the product of (1) 0.05 and (2) the Total Required Consent Services Fees as of the Closing Date and (B) the quotient of (1) the portion of the Total Required Consent Services Fees that is attributable to Required Consent Services Agreements that become Consented Services Agreements on or prior to December 31, 2003 and (2) the Total Required Consent Services Fees as of the Closing Date. By way of example, if (1) Total Required Consent Services Fees as of the Closing Date equals $300,000 and (2) the portion of the Total Required Consent Services Fees that is attributable to Required Consent Services Agreements that become Consented Services Agreements on or prior to December 31, 2003 equals $200,000, then Parent would pay to Seller a collection fee of $10,000:

(0.05 * $300,000) * ($200,000 ÷ $300,000) = $10,000

(iv) In the event that Seller is unable to obtain the necessary consents, waivers and approvals to permit the assignment to Buyer or Parent of any Required Consent Services Agreements, then Seller will not be permitted to renew the term of such Required Consent Services Agreements prior to the expiration of such agreement; provided, however that the foregoing shall not prevent a Seller Customer from exercising any renewal right existing under a Required Consent Services Agreement as of the Agreement Date, provided, further, that Seller shall discourage any Seller Customer from so exercising any such renewal right.

(e) (i) In the event that Seller is able to obtain prior to December 31, 2003 (A) the requisite consents, waivers and approvals under Required Consent Maintenance Agreements to permit the assignment to Buyer or Parent of Required Consent Maintenance Agreements representing 5% of Total Maintenance Fees and (B) the requisite consents, waivers and approvals under Required Consent Services Agreements to permit the assignment to Buyer or Parent of Required Consent Services Agreements representing 5% of Total Services Fees, then in the event that the aggregate collection fee that would otherwise be payable by Parent to Seller pursuant to Sections 5.11(c)(iii) and 5.11(d)(iii) is less then $25,000, then the aggregate collection fee to be paid to Seller pursuant to Sections 5.11(c)(iii) and 5.11(d)(iii) will equal $25,000.

(ii) Parent shall calculate the collection fee, if any, owed to Seller pursuant to Sections 5.11(c)(iii), 5.11(d)(iii) and 5.11(e)(i) by January 31, 2004, and shall report any such amount in writing, together with the data supporting such calculation, to Seller. In the event of any dispute concerning the amount of any collection fee owed to Seller, Seller shall notify Parent in writing (the “Dispute Notice”), setting forth in reasonable detail the basis of the dispute, within 15 days of receiving such calculation. Seller shall have the right, at its expense, to have its independent public accountants audit the books and records of Parent to determine the collection fee, if any, owed to Seller, and Parent will allow Seller access at reasonable times during normal business hours to such books and records and personnel of Parent as is necessary for purposes of conducting such audit. If Seller does not provide Parent with a Dispute Notice within such 15-day period, Seller shall be deemed to have accepted such calculation as correct and final. In the event that any amount of the collection fee is disputed and Seller provides Parent with a Dispute Notice, then Parent and Seller shall confer in good faith for a period of up to 10 days following the delivery of any Dispute Notice concerning the subject matter of the Dispute Notice in an attempt to resolve it. If, after such 10-day period, Parent and Seller cannot resolve such dispute, then Parent and Seller shall resolve all disputes over any collection fee owed to Seller through binding arbitration in the same manner provided for resolution of Contested Claims under Section 7.5(d) of this Agreement. In the event of any such unresolved dispute, Parent will be under no obligation to make any payment of a disputed portion of any collection fee until such dispute is resolved as provided herein.

(iii) Subject to the final sentence of Section 5.11(e)(ii), any collection fee owed to Seller pursuant to Sections 5.11(c)(iii), 5.11(d)(iii) and 5.11(e)(i) of this Agreement shall be paid to Seller either (i) if Seller does not elect to audit Parent’s calculation of such collection fee, by January 31, 2004 or (ii) if Seller does elect to audit Parent’s calculation of such collection fee, within 5 Business Days of the completion of such audit by Seller and any subsequent good faith conference between the parties regarding the calculation of such collection fee if the parties are able to resolve the subject matter of the Dispute Notice. If any collection fee owed to Seller is determined by binding arbitration as contemplated by Section 5.11(e)(ii) above, then in the event that the Final Award determines that a collection fee is owed to Seller, then such collection fee shall be paid to Seller not later than 5 Business Days following the date of such Final Award.

(f) To the extent that the Seller (1) is unable to obtain the requisite consents, approvals and waivers under any Required Consent Maintenance Agreement or Required Consent Services Agreement such that it becomes a Consented Maintenance Agreement or Consented Services Agreement, as applicable, and (2) does not have the right to subcontract to Parent the right to provide all maintenance and support or professional services under such unassigned Required Consent Maintenance Agreements or Required Consent Services Agreement, as applicable, and the related Seller Customer does not permit Seller to subcontract to Parent the provision of such services, then Seller will perform any remaining services under such unassigned Required Consent Maintenance Agreement or Required Consent Services Agreement (at Seller’s request, Buyer shall make its employees available to Seller (without cost or expense to Seller) to perform the required work under the applicable Required Consent Maintenance Agreement and Required Consent Services Agreement) and Seller will promptly remit to Parent any payments received by Seller from all such Seller Customers for the provision of such services.

(g) Seller shall use its best efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, the necessary consents, waivers and approvals to permit the assignment to Buyer or Parent of any real property lease listed on Schedule 3.2(c) to the Seller Disclosure Letter. In connection with such best efforts by Seller, Parent agrees that it will agree to enter into a three-month extension of any such real property lease listed on Schedule 3.2(c) to the Seller Disclosure Letter provided that such extension is on terms reasonably consistent with the terms of the existing lease.

(h) In the event that Seller is unable to obtain the consent of the party listed on Schedule 5.11(h) of the Seller Disclosure Letter (the “Significant Customer”) to the assignment of the related Assigned Agreements with the Significant Customer (the “Significant Customer Agreements”) to Parent and Buyer prior to the Closing, then Seller agrees that it will not work with the Significant Customer, nor with any employee or Affiliate of the Significant Customer, until such time as either (1) Seller obtains the consent of the Significant Customer to the assignment of the Significant Customer Agreements to Parent and Buyer or (2) the Significant Customer Agreements are amended either (A) on terms that are identical in substance to the current terms of the Significant Customer Agreements except that the exclusive industries/markets set forth in the Significant Customer Agreements relating primarily or exclusively to the Business will be allocated to Parent and the other exclusive industries/markets will be allocated to Seller or (B) in a manner that is acceptable to Parent.

5.12 Lock-Up of Guaranteed Shares.

(a) Seller agrees that, following the Closing, it shall not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, including by operation of law or otherwise, any Guaranteed Shares or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Guaranteed Shares, whether any such transaction described in the foregoing clauses is to be settled by delivery of the Guaranteed Shares, in cash or otherwise. The restrictions on transferability of the Guaranteed Shares set forth in the preceding sentence will lapse according to the following schedule:

Lock-Up Period	Transferability of Guaranteed Shares

Period from the Closing Date until the three-month anniversary of the Closing Date	No Guaranteed Shares may be transferred

Period from the three-month anniversary of the Closing Date until the six-month anniversary of the Closing Date	The restrictions on transferability will lapse with respect to an aggregate of one-third of the Guaranteed Shares (rounded up to the nearest whole number)

Period from the six-month anniversary of the Closing Date until the nine-month anniversary of the Closing Date	The restrictions on transferability will lapse with respect to an aggregate of two-thirds of the Guaranteed Shares (rounded up to the nearest whole number)

Beginning after the nine-month anniversary of the Closing Date	The restrictions on transferability will lapse with respect to all of the Guaranteed Shares

In order to enforce the foregoing covenant, Parent may place restrictive legends to such effect on the certificate(s) representing the Guaranteed Shares and shall have the right to impose stop transfer instructions with respect to the Guaranteed Shares. Notwithstanding the foregoing, the restrictions on transferability set forth in this Section 5.12 will not apply to a distribution by Seller of the Guaranteed Shares to holders of Seller Common Stock to the extent such distribution is made pursuant to a declaration, setting aside or payment of a dividend. The Earnout Shares and the Escrow Shares shall not be subject to this Section 5.12.

(b) Notwithstanding the provisions of Section 5.12(a) above, (A) in the event that the number of shares of Parent Common Stock issued to Seller at the Closing is equal to or greater than 10% of the outstanding Parent Common Stock, such that the Seller shall become a reporting person for purposes of Section 16 under the Exchange Act, then the restrictions on transferability set forth in Section 5.12(a) above will not preclude Seller from selling prior to December 31, 2003 the minimum number of shares of Parent Common Stock necessary such that as a result of the issuance to Seller of any Earnout Shares, Seller would not violate Section 16(b) of the Exchange Act if it were to sell shares of Parent Common Stock immediately following any such issuance of the Earnout Shares (and in the event that such shares of Parent Common Stock have not been issued pursuant to the Permit, Parent will assist Seller (but only to the extent Parent may provide such assistance without being deemed an underwriter, broker or dealer under the Securities Act) in selling such minimum number of shares of Parent Common Stock in a private transaction prior to December 31, 2003); and (B) in the event that the disposition of shares of Parent Common Stock to Parent under Article VII hereof and the Escrow Agreement pursuant to an indemnification obligation would constitute a violation of Section 16 under the Exchange Act, Seller shall have the right to satisfy such indemnification obligation in the form of cash rather than Parent Common Stock to the extent necessary to avoid any such violation.

5.13 Confidentiality.

(a) The parties acknowledge that Parent and Seller have previously executed that certain Mutual Nondisclosure Agreement, dated as of February 27, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Each party hereto agrees that all confidential information of another party that is disclosed to such party in the course of negotiating the transactions contemplated by this Agreement or conducting due diligence in connection herewith will be held in confidence in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, each of the parties may disclose to any and all persons, without limitation of any kind, the U.S. federal Tax treatment and Tax structure of the transaction and all materials of any kind (including opinions or other Tax analyses) that are provided to the parties relating to such Tax treatment and Tax structure. Seller will take all reasonable precautions to prevent any trading in the securities of Parent by officers, directors, employees and agents of Seller, having knowledge of any material information regarding Parent provided hereunder, including, without limitation, the existence of the transactions contemplated by this Agreement until the information in question has been publicly disclosed. Parent will take all reasonable precautions to prevent any trading in the securities of Seller by officers, directors, employees and agents of Parent, having knowledge of any material information regarding Seller provided hereunder, including, without limitation, the existence of the transactions contemplated by this Agreement until the information in question has been publicly disclosed.

(b) All copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, methodologies, inventions, software, know-how, product designs, product specifications and drawings, and other confidential and/or proprietary information of the Seller related to the Business or any of the Purchased Assets, including but not limited to the Software, the Documentation and the Seller Technology Assets (collectively, “Seller Confidential Information”) will be held by Seller in strict confidence and, at all times following the Closing, will not be used or disclosed by Seller to any third party. After the Closing, (i) Seller will continue to hold all Seller Confidential Information that is primarily or exclusively related to the Business or Purchased Assets that Seller is permitted to retain pursuant to Section 5.15 as confidential, will treat such Seller Confidential Information in the same manner that Seller treats its other confidential information and will only use such Seller Confidential Information to enforce its rights and fulfill its obligations under this Agreement, including, without limitation, in connection with the performance of any Assumed Liabilities and Excluded Liabilities and (ii) Buyer and Parent will hold all Seller Confidential Information that does not relate primarily or exclusively to the Business or the Purchased Assets as confidential and will treat such Seller Confidential Information in the same manner that Parent and Buyer treat their other confidential information. It is agreed that Seller Confidential Information will not include information that is now, or later becomes, part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by Seller, Parent or Buyer, or any other information that is used by Seller in any of its other businesses, without violation of Section 5.18.

5.14 Nasdaq Listing. To the extent required by the rules and regulations of The Nasdaq Stock Market, Parent shall apply to list, and shall use all requisite commercially reasonable efforts to have authorized for listing, on The Nasdaq Stock Market the Shares issuable in connection with the Asset Purchase, subject to official notice of issuance.

5.15 Post-Closing Retention. Immediately after the Closing, in addition to copies of the Purchased Agreements delivered to Buyer as part of the transactions contemplated by this Agreement, Seller shall deliver to Buyer or destroy copies of any Purchased Assets in Seller’s possession or control that are primarily or exclusively related to the Business, whether such copies are in paper form, on computer media or stored in another form; provided, however, that Seller may retain copies of the Assigned Agreements. Except as otherwise provided in Section 2.2(f) and to the extent lawfully transferrable, all Governmental Permits may be retained by Seller.

5.16 Information Provided. Each of Seller, Parent and Buyer shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice, the Information Statement or the Seller Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Permit Application, the Hearing Notice, the Information Statement and the Seller Proxy Statement. Subject to Section 5.5(c), the Information Statement and the Seller Proxy Statement shall include the unqualified recommendation of the Board of Directors of Seller in favor of adoption of this Agreement and approval of the Asset Purchase and the conclusion of the Board of Directors of Seller that the terms and conditions of this Agreement and the Asset are fair, just, reasonable, equitable, advisable and in the best interests of Seller and its stockholders. Anything to the contrary contained herein notwithstanding, Seller shall not include in the Information Statement or Seller Proxy Statement any information with respect to Parent, Buyer or their Affiliates or associates, without the prior approval of Parent of the form and content of such information; provided, however, that Parent shall not withhold approval of any information required to be included by Applicable Legal Requirements, including any applicable federal and state securities laws, the SEC or the California Commissioner. Each of Seller, Parent and Buyer shall use its reasonable best efforts to cause the information relating to Seller, Parent and Buyer, respectively, included in (i) the Permit Application, the Hearing Notice, and the Information Statement, at the time each is filed with the California Commissioner, and, in the case of the Hearing Notice and Information Statement, at the time each is mailed to the holders of Seller Common Stock, and (ii) the Seller Proxy Statement, at the time it is filed with the SEC, at the time it is mailed to the holders of Seller Common Stock and at the time of the Seller Stockholder Meeting, and in all cases at all times subsequent thereto (through and including the Closing), not to contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall promptly advise Parent, and Parent and Buyer shall promptly advise Seller, in writing if at any time prior to the Closing either Seller, Parent or Buyer shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application, Hearing Notice, the Information Statement and/or the Seller Proxy Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with Applicable Legal Requirements. Each of Seller, Parent and Buyer shall cooperate in (i) filing any such amendment or supplement with the California Commissioner and/or the SEC and/or any other government officials and (ii) delivering any amendment or supplement to holders of Seller Common Stock.

5.17 No Solicitation of Vote by Seller. Except for the delivery of the Information Statement and Seller Proxy Statement in accordance with the terms hereof, Seller shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, solicit the vote of any holder of Seller Common Stock in connection with the Asset Purchase in violation of any Applicable Legal Requirements, including all applicable federal and state securities laws.

5.18 Non-Compete. As a material inducement and consideration for Parent and Buyer to enter into this Agreement, for a period from the Closing Date until the third anniversary of the Closing Date (the “Restricted Period”), Seller shall not without the prior written consent of Parent and Buyer, directly or indirectly, sell or otherwise distribute any products or services in the Life Sciences Market, nor shall it cause or permit any third party to do so. Notwithstanding the foregoing, Seller shall not be prohibited from acquiring or owning less than 5% (by voting power) of the outstanding capital stock of any publicly traded company in the Life Sciences Market. In the event of a breach of any of the covenants set forth in this Section 5.18, Seller agrees that the damage to Parent and Buyer would be irreparable and that Parent and Buyer shall be entitled to seek an injunction against the Seller restraining such breach in addition to any other remedies provided by law or equity. In the event that any covenant in this Section 5.18 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority, the parties agree and understand that such covenant shall not be voided but rather shall be construed to impose limitations upon Seller’s activities no greater than allowable under then Applicable Legal Requirements.

5.19 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable to the issuance of the Shares. Seller shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the issuance of the Shares.

5.20 Furnishing of Outstanding Business Proposals. Prior to or concurrently with the Closing, Seller will furnish Parent and Buyer with copies of all business proposals (including names and status of discussions with prospective customers and strategic partners) that are pending or outstanding with respect to the Business.

5.21 Purchase Price Allocation. Each party agrees that within 60 days of the Closing, the parties shall mutually agree upon the allocation of the Purchase Price to the Purchased Assets. Each party covenants that it shall not to take any position that varies from or is inconsistent with such allocation in any Tax Return or other filing made by such party with the IRS or with any other Governmental Authority. Nothing contained herein shall impose on either party the duty or obligation to contest any action which the IRS or any other Governmental Authority may take or any adjustment or change in such allocation which the IRS or any other Governmental Authority may make or propose.

5.22 Transfer of Additional Seller Technology. If, within one (1) year after the Closing, Buyer or Parent identifies in writing to Seller any Seller Technology owned by Seller (other than any Retained Seller Technology Asset) that is not included in the Purchased Assets or licensed to Buyer and Parent under the Software Distribution and License Agreements and that is required to render the representation of Seller set forth in the first sentence of Section 3.8(b) true as of the Closing Date, Seller shall promptly (a) if such Seller Technology was primarily or exclusively used in the Business as of the Closing Date, convey such Seller Technology to Buyer as if such Seller Technology were a Purchased Asset under this Agreement or (b) if such Seller Technology was not primarily or exclusively used in the Business as of the Closing Date, grant Buyer and Parent a license to such Seller Technology on terms and conditions consistent with the terms and conditions of the Software Distribution and License Agreements. Buyer and Parent shall not make any claim for any breach of Seller’s representation contained in the first sentence of Section 3.8(b) unless Seller shall breach its obligations under this Section 5.22.

5.23 Collection of Accounts Receivable. Seller agrees that it shall forward promptly to Buyer any monies, checks or instruments received by Seller after the Closing with respect to the accounts receivable purchased by Buyer from Seller pursuant to this Agreement. Buyer and Parent agree that they will forward promptly to Seller any monies, checks or instruments received by Buyer or Parent after the Closing with respect to the accounts receivable retained by Seller pursuant to this Agreement.

5.24 Performance of Contractual Obligations. Seller agrees that, with respect to each Contract listed on Schedule 5.24 of the Seller Disclosure Letter for which Seller will have continuing product delivery obligations subsequent to the Closing Date, it will perform each of the obligations it is required to perform under such Contract if the failure to so perform such obligations could result in a refund of part or all of the fees paid to Seller under such Contract.

5.25 Cooperation with Respect to Unallocated Assets. Parent, Buyer and Seller agree that with respect to the assets listed on Schedule 5.25 of the Seller Disclosure Letter (the “Unallocated Assets”), the parties will cooperate in good faith subsequent to the Agreement Date to allocate the Unallocated Assets amongst the parties in an equitable manner, and Seller shall update Schedule 5.25 at least two Business Days prior to the Closing Date to reflect such allocation. Seller will permit Parent unrestricted access (to the extent that such access does not unreasonably interfere with Seller’s business operations) to Seller’s offices at 511 Congress Street in Portland, Maine from the Closing Date until the expiration date of the related real property lease to enable Parent to have access to the Unallocated Assets that become Purchased Assets.

ARTICLE 6

TAX MATTERS

6.1 Taxes Relating to Sale of Purchased Assets. Any transfer, documentary, sales, use, registration, value-added and other similar Taxes directly applicable to the conveyance and transfer from Seller to Buyer of the Purchased Assets shall be paid equally by Seller and Buyer (collectively “Transaction Taxes”). To the extent required by law, Seller shall be responsible for preparing and filing any Tax Return relating to such Transaction Taxes imposed on Seller and shall promptly provide a copy of such Tax Return to Buyer. To the extent required by law, Buyer shall be responsible for preparing and filing any Tax Return relating to such Transaction Taxes imposed on Buyer and shall promptly provide a copy of such Tax Return to Seller. Seller and Buyer each agree to pay and indemnify the other for any Transaction Taxes paid by Seller or Buyer that exceeds 50% of the aggregate amount of Transaction Taxes imposed collectively on Seller and Buyer. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Taxes.

6.2 Property Taxes. Any property Taxes applicable to the Purchased Assets for a taxable period that includes but does not end on the Closing Date shall be paid by Buyer or Seller, as required by law, and such Taxes shall be apportioned between Buyer and Seller based on the number of days in the portion of the taxable period that ends on the Closing Date (the “Seller Tax Period”) and the number of days in the entire taxable period. Seller shall pay Buyer an amount equal to any such Taxes payable by Buyer which are attributable to the Seller Tax Period, and Buyer shall pay Seller an amount equal to any such Taxes payable by Seller which are not attributable to the Seller Tax Period. Such payments shall be made on or prior to the Closing Date (or thereafter, promptly after request by Buyer or Seller if such Taxes are not identified by Buyer or Seller on or prior to the Closing Date).

6.3 Other Taxes. Seller will be responsible for and will pay any and all Taxes with respect to the Purchased Assets relating to all periods (or portions thereof) ending on or before the Closing Date, and Buyer will be responsible for and will pay any and all Taxes with respect to the Purchased Assets relating to all periods (or portions thereof) beginning after the Closing Date. On the Closing Date, neither Seller, Parent nor Buyer shall take any action outside the ordinary course of business with respect to the Purchased Assets.

6.4 Treatment of Indemnity Payments. All payments made by Seller to or for the benefit of Buyer pursuant to any indemnification obligations under this Agreement, will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

6.5 Cooperation. To the extent relevant to the Purchased Assets, each party shall (i) provide the other such assistance as may be reasonably requested in connection with the preparation of any Tax Return or the conduct of any audit or examination or other proceeding and (ii) for a period of six years following the Closing retain and provide the other with information that may be relevant to the preparation of a Tax Return, or the conduct of an audit, examination or other proceeding relating to Taxes.

ARTICLE 7

INDEMNIFICATION

7.1 Survival of Representations and Warranties and Indemnification Obligations and Indemnification Obligations. All representations and warranties of Seller, Parent and Buyer contained in this Agreement and the indemnification obligations of Seller, Parent and Buyer pursuant to this Article 7 will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the expiration of the Escrow Period; provided, however, that any Indemnified Person shall be entitled to seek recovery (i) until the expiration of the applicable statute of limitations for any claim which seeks recovery of Damages for fraud by Seller, Parent or Buyer, as the case may be and (ii) until the second anniversary of the Closing Date for any claim which seeks recovery of Damages for willful misrepresentation or willful misconduct by Seller, Parent or Buyer, as the case may be. Each of the covenants set forth in Article 5, “Other Covenants and Agreements” and Article 6, “Tax Matters” shall survive the Closing, and all other covenants of the parties shall survive according to their respective terms.

7.2 Indemnification Obligations of Seller. Subject to the provisions and limitations set forth in Section 7.4, Seller (the “Seller Indemnifying Person”), will defend, indemnify and hold harmless Parent, Buyer and their respective Affiliates, officers, directors, agents, representatives, stockholders and employees (collectively, the “Parent Indemnified Persons” and each individually, a “Parent Indemnified Person”) from and against Damages directly or indirectly incurred, resulting from or arising out of:

(a) any inaccuracy, misrepresentation, or default in, or breach of, any of the representations or warranties given or made by Seller in this Agreement, any of the Seller Ancillary Agreements or the Seller Disclosure Letter (including all Schedules thereto);

(b) any breach of any of the covenants of Seller in this Agreement or the Seller Ancillary Agreements;

(c) any of the Excluded Assets or any of the Excluded Liabilities;

(d) the operation of the Business by Seller at any time or times on or before the Closing Date;

(e) any Liability arising from any noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated hereby or any claims asserting that any transaction contemplated hereby constitutes a fraudulent conveyance, a preferential transfer or any claim of a similar nature;

(f) any Taxes, assessments and other governmental charges of any kind or nature whatsoever, including any withholding, social security or unemployment levies, arising out of the Business through the Closing or payable with respect to Seller or by Seller for the transactions contemplated hereby; and

(g) any demand, claim, debt, suit, cause of action, arbitration or other proceeding that is made or asserted against Seller (including a warranty claim, a product liability claim or any other claim), including any such action that is made or asserted against Seller by any stockholder of Seller, whether arising before or after the Closing, unless such demand, claim, debt, suit, cause of action, arbitration or other proceeding arises from any Assumed Liability or action taken by Parent or Buyer with respect to the Purchased Assets or the Business after the Closing.

7.3 Indemnification Obligations of Parent. Subject to the provisions and limitations set forth in Section 7.4, Parent (the “Parent Indemnifying Person”) will defend, indemnify and hold harmless Seller and its Affiliates, officers, directors, agents, representatives, stockholders and employees (collectively, the “Seller Indemnified Persons” and each individually, a “Seller Indemnified Person”) from and against any Damages directly or indirectly incurred, resulting from or arising out of:

(a) any inaccuracy, misrepresentation, or default in, or breach of, any of the representations or warranties given or made by Parent or Buyer in this Agreement, any of the Buyer Ancillary Agreements or the Parent Disclosure Letter (including all Schedules thereto);

(b) any breach of the covenants of Parent or Buyer in this Agreement or the Buyer Ancillary Agreements;

(c) any of the Assumed Liabilities;

(d) the operation of the Business by Buyer or Parent at any time after the Closing Date, but only to the extent that such Damages do not relate to or involve any breach by Seller of any of the representations or warranties contained in Article 3, “Representations and Warranties of Seller”;

(e) any Taxes, assessments and other governmental charges of any kind or nature whatsoever, including any withholding, social security or unemployment levies, arising out of the Business after the Closing or payable with respect to Parent or Buyer or the transactions contemplated hereby; and

(f) any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including a warranty claim, a product liability claim or any other claim) that is made or asserted by any third party that relates to the Purchased Assets and that arises from any act or omission of Parent or Buyer.

7.4 Limitations on Indemnification Obligations.

(a) From and after the Closing, the sole and exclusive remedy of the Parent Indemnified Persons against the Seller Indemnifying Persons for any Damages directly or indirectly incurred, resulting from or arising out of this Agreement, any of the Buyer Ancillary Agreements or any of the Seller Ancillary Agreements is set forth in this Article 7 and the Escrow Agreement. The Liability of the Seller Indemnifying Persons under Section 7.2(a) of this Agreement shall be limited to recourse to (i) first the Escrow Shares (which shall constitute a partial security for such indemnification obligations) and (ii) if the Escrow Shares are insufficient to satisfy the indemnification obligations of the Seller Indemnifying Persons, then an amount of cash up to an additional $1,000,000 (collectively, the “Indemnification Cap”).

(b) From and after the Closing, the sole and exclusive remedy of the Seller Indemnified Persons against the Parent Indemnifying Person for any Damages directly or indirectly incurred, resulting from or arising out of this Agreement, any of the Buyer Ancillary Agreements or any of the Seller Ancillary Agreements is set forth in this Article 7. The Liability of the Parent Indemnifying Person under Section 7.3(a) of this Agreement shall be limited to recourse to, at Parent’s option, (i)

Parent’s issuance of shares of Parent Common Stock having a maximum aggregate value equal to the total value of the Indemnification Cap or (ii) cash in an aggregate amount equal to the total value of the Indemnification Cap. Any shares issued by Parent pursuant to this Article 7 shall be “Indemnification Shares.” The value of the Indemnification Shares will be determined by utilizing the applicable Parent Average Stock Price.

(c) Neither Parent Indemnified Persons nor Seller Indemnified Persons, respectively, shall have any right to indemnification under Section 7.2(a) or Section 7.3(a), respectively until such claims, in the aggregate, equal or exceed $100,000 of Damages, in which case, indemnification shall be available for all claims in excess of $100,000.

(d) Notwithstanding anything contained herein to the contrary, the foregoing limitations on indemnification under this Article 7 shall not apply to any indemnification claim by any Parent Indemnified Person that arises from or as a result of (i) any fraudulent conduct or fraudulent misrepresentation on the part of Seller or its personnel, (ii) any breach by Seller of its representations or warranties contained in Section 3.11 of this Agreement relating to any infringement by Seller of any Intellectual Property Right of any other Person, (iii) any refund or similar payment of the purchase price relating to any products sold by Seller prior to Closing or (iv) any breach by Seller of its representations or warranties contained in Section 3.2(c) of this Agreement. In the event that any Parent Indemnified Person makes any indemnification claim that arises from or as a result of any infringement by Seller of any Intellectual Property Right of any other Person covered by clause (ii) of the preceding sentence, then under such circumstances, and solely for the purposes of any such claims, the Indemnification Cap will be equal to $10.0 million; provided, however, that a Parent Indemnified Person shall only be entitled to seek recovery for any such infringement by Seller of any Intellectual Property Right of any other Person until the second anniversary of the Closing Date. In the event that any Parent Indemnified Person makes any indemnification claim that arises from or as a result of any refund or similar payment covered by clause (iii) of the first sentence of this Section 7.4(d), then Seller will promptly reimburse Parent in cash in the amount of any such refund or similar payment made by Parent to a third party, without regard to the provisions of Section 7.4(c). In the event that any Parent Indemnified Person makes any indemnification claim that arises from or as a result of any refund or similar payment covered by clause (iii) of the first sentence of this Section 7.4(d) or that arises from or as a result of any breach by Seller of its representations or warranties contained in Section 3.2(c) of this Agreement, then under such circumstances, and solely for the purposes of any such claims, the Indemnification Cap will be equal to $5.0 million; provided, further, that with respect to any such indemnification claim made by any Parent Indemnified Person, such Parent Indemnified Person will be entitled to recover for Damages first from the $3.0 million cash portion of the Indemnification Cap, and second, to the extent that such Damages exceed $3.0 million, from the Escrow Shares.

(e) In no event shall any Indemnified Person (as hereinafter defined) be responsible or liable for any Damages or other amounts under this Article 7 that are (a) consequential damages for lost profits or diminution in the value of property, (b) special or punitive damages or (c) otherwise not actual damages, except (i) with respect to a breach by Seller of the covenants set forth in Section 5.24 or (ii) in the event a court, arbitrator or Governmental Agency requires such Indemnified Party to pay special or punitive damages to a third party. Each Indemnified Person shall (and shall cause its Affiliates to) use reasonable commercial efforts to pursue such material legal rights and remedies available which such Indemnified Person believes in its good faith to be reasonable under the circumstances in order to mitigate the Damages for which indemnification is provided to it under this Article 7; provided, however, that a breach by an Indemnified Person of its obligations under this sentence shall not relieve any Indemnifying Person from any of their respective obligations under this Article 7.

(f) The amount of Damages recoverable by any Indemnified Person under this Article 7 with respect to an indemnity claim shall be reduced by (i) the amount of any payment received by such Indemnified Person (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier, and (ii) the amount of any Tax benefit actually realized by such Indemnified Person (or an Affiliate thereof) which is attributable to the Damages to which such indemnity claim relates. Each Indemnified Person shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims and Tax benefits to which it may be entitled in connection with any Damages it incurs, and the parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Person (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Person (as hereinafter defined), it shall pay to the Indemnifying Person, within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Person under this Article 7 with respect to such claim plus the amount of the insurance payments received, over (B) the amount of Damages with respect to such claim which the Indemnified Person has become entitled to receive under this Article 7.

7.5 Indemnification Procedures.

(a) Notice of Claim. As used herein, “Claim” means a claim for indemnification of any Parent Indemnified Person or Seller Indemnified Person, as applicable (each, an “Indemnified Person”) for Damages under this Article 7. Parent or Seller, as applicable, shall give a written notice of a Claim executed by an officer of Parent or Seller, as applicable (a “Notice of Claim”), whether for its own Damages or for Damages incurred by any other Indemnified Person. Parent or Seller, as applicable, may deliver a Notice of Claim based on, arising from, relating to or caused by: (i) the items specified in Section 7.2 or Section 7.3, as applicable; or (ii) the assertion, whether orally or in writing, against any Indemnified Person of a claim, demand, suit, action, cause of action, dispute, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person that is based on, arises out of or relates to any item specified in Section 7.2 or Section 7.3, as applicable (in each such case, a “Third-Party Claim”). No delay on the part of Parent or Seller, as applicable, in giving Seller or Parent, respectively, a Notice of Claim shall relieve any Indemnifying Person from any of their respective obligations under this Article 7 unless (and then only to the extent) that the Indemnifying Person is materially prejudiced thereby. Each Notice of Claim shall be delivered no later than the expiration of the Escrow Period, and if delivered by such date, such Claim shall survive the expiration of the Escrow Period until final resolution thereof.

(b) Contents of Notice of Claim. Each Notice of Claim by Parent or Seller, as applicable, given pursuant to Section 7.5(a) shall contain the following information:

(i) that the Indemnified Person has incurred, paid or accrued (in accordance with GAAP) or, in good faith, believes it shall have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in a Third-Party Claim); and

(ii) a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Person), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Person’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to the Indemnified Person) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or accrued, or the basis for such anticipated Liability, and the specific nature of the breach to which such item is related.

(c) Defense of Third-Party Claims.

(i) The Parent Indemnifying Person or the Seller Indemnifying Person (each, an “Indemnifying Person”), as applicable, shall be entitled, at its expense, to participate in the defense of any Third-Party Claim and to receive copies of all pleadings, notices and communications with respect to any Third-Party Claim (to the extent that such participation and receipt of documents by the Indemnifying Person does not affect any privilege relating to the Indemnified Person) and, at its option (subject to the limitations set forth in this Section 7.5(c)), shall be entitled to assume control of such defense.

(ii) Notwithstanding the foregoing, the Indemnifying Person shall not have the right to assume control (or the Indemnified Person shall have the right to take back control, as the case may be) of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Person if the Third-Party Claim which the Indemnifying Person seeks to assume control (A) seeks only non-monetary relief or (B) involves criminal or quasi-criminal allegations.

(iii) If, pursuant to the terms of this Section 7.5(c), the Indemnifying Person is permitted to assume control of the defense of a Third-Party Claim and elects to do so, the Indemnified Person shall be entitled to receive copies of all pleadings, notices and communications with respect thereto (to the extent that such participation and receipt of documents by the Indemnified Person does not affect any privilege relating to the Indemnifying Person) and shall have the right to employ counsel separate from counsel employed by the Indemnifying Person in any such action and to participate in the defense thereof, but the fees and expenses of counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless (A) the employment and payment of the Indemnified Person’s counsel has been specifically authorized by the Indemnifying Person in writing or (B) the Indemnified Person has been advised in writing by its counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Person and the Indemnifying Person. If the Indemnifying Person controls the defense of a Third-Party Claim in accordance with Section 7.5(c)(i) and Section 7.5(c)(ii), then the Indemnifying Person shall not enter into any settlement of such Third-Party Claim or cease to defend such Third-Party Claim without obtaining the prior written consent of the Indemnified Person if, pursuant to or as a result of such settlement or cessation, (A) any injunction or other equitable relief shall be imposed against the Indemnified Person or (B) the Indemnified Person shall not be expressly and unconditionally released, with prejudice, from any and all Liabilities with respect to such Third-Party Claim and all other claims arising out of the same or similar facts and circumstances.

(iv) If, pursuant to this Section 7.5(c), the Indemnifying Person is not permitted to assume control of the defense of a Third-Party Claim or does not elect to do so, then the Indemnified Person shall control such defense and the costs and expenses incurred by the Indemnified Person in connection with such defense (including reasonable attorney’s fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which the Indemnified Person may seek indemnification pursuant to a Claim made by such Indemnified Person hereunder. No Indemnified Person shall enter into any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld or delayed); provided, however, that if the Indemnifying Person shall have consented in writing to any such settlement (or a portion thereof if such settlement also relates to a matter or matters for which indemnification is not provided hereunder) then the Indemnifying Person shall have no power or authority to object to any Claim by any Indemnified Person for indemnification under Section 7.2 or Section 7.3 for the amount of such settlement and the Indemnifying Person shall remain responsible for indemnifying the Indemnified

Persons for all Damages incurred, resulting from, arising out of or caused by the Third-Party Claim to the fullest extent provided in this Article 7.

(d) Resolution of Notice of Claim. Any Notice of Claim delivered by Parent or the Seller, as applicable, shall be resolved as follows:

(i) Uncontested Claims. If, within 20 days after a Notice of Claim is received, Parent or Seller, as applicable, does not contest such Notice of Claim in writing to Seller or Parent, respectively, then Parent or Seller, as applicable, shall be conclusively deemed to have consented, on behalf of the Parent Indemnifying Person or the Seller Indemnifying Person, as applicable, to the recovery by the Seller Indemnified Person or the Parent Indemnified Person, as applicable, of the full amount of the Claim specified in the Notice of Claim, including, in the case of a Claim made by a Parent Indemnified Person, the forfeiture of the Escrow Shares (as provided in Section 7.3) and, without further notice, to have stipulated to the entry of a final judgment for damages against the Parent Indemnifying Person or the Seller Indemnifying Person, as applicable, for such amount in any court having jurisdiction over the matter where venue is proper.

(ii) Contested Claims. If, within 20 days after a Notice of Claim is received, Parent or Seller, as applicable, contests such Notice of Claim in writing to Seller or Parent, respectively (a “Contested Claim”), then such Contested Claim shall be resolved by either (A) a written settlement agreement executed by Parent and Seller or (B) in the absence of such a written settlement agreement, by binding arbitration between Parent and Seller in accordance with the terms and provisions of Section 10.1.

7.6 Survival of Claims. Notwithstanding anything contained herein to the contrary, if, before the applicable survival date specified in Section 7.1 or the expiration of the applicable statute of limitations with respect to fraud, willful misrepresentation or willful misconduct as provided in Section 7.1, as applicable, an Indemnified Person sustains Damages and issues a Notice of Claim with respect to an inaccuracy, misrepresentation or default in, or breach of, any representation or warranty or other claim hereunder, then the Indemnified Person’s rights hereunder shall survive any expiration of such representation or warranty or indemnification obligation with respect to the matter claimed.

ARTICLE 8

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of Seller. Seller’s obligations to consummate the sale, transfer and delivery of the Purchased Assets to Buyer and the other transactions contemplated hereby are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Seller in writing):

(a) Accuracy of Representations and Warranties. The representations and warranties of Parent and Buyer set forth in Article 4, “Representations and Warranties of Parent and Buyer,” (i) that are qualified as to materiality or Material Adverse Effect will be true and correct and (ii) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct and (ii) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Seller will have received a certificate to such effect executed by a duly authorized officer of Parent; provided, however, that if any representation or warranty is true and correct as provided in the foregoing clause on the date of this Agreement, but such representation or warranty ceases to be so true and correct thereafter and (A) Parent or Buyer notifies Seller in reasonable detail of the facts and circumstances as a result of which such representation or warranty ceases to be true and correct in all material respects and (B) the ceasing of such representation or warranty to be so true and correct does not have or represent a Material Adverse Effect with respect Parent or Buyer, then for purposes of this Section 8.1(a) only (and not for purposes of any other Section or Article hereunder, including Article 7, “Indemnification”), such representation or warranty shall be deemed to be so true and correct as of the Closing Date.

(b) Covenants. Each of Parent and Buyer will have performed and complied in all material respects with all of its covenants contained in Article 5, “Covenants and Other Agreements” on or before the Closing (to the extent that such covenants require performance by Parent or Buyer on or before the Closing), and at the Closing Seller will have received a certificate to such effect signed by a duly authorized officer of Parent.

(c) No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change in Parent, and at the Closing, Seller shall have received a certificate to such effect executed by a duly authorized officer of Parent.

(d) Compliance with Law; No Legal Restraints; No Litigation. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the material transactions contemplated by this Agreement, any Buyer Ancillary Agreement or any Seller Ancillary Agreement. No litigation or proceeding will be pending for the purpose or with the probable effect of enjoining or preventing the consummation the material transactions contemplated hereby.

(e) Seller Stockholder Approval. Each of this Agreement, the Seller Ancillary Agreements, and the Asset Purchase, shall have been approved and adopted by the Requisite Stockholder Approval.

(f) Securities Exemptions. In the event that the Shares become issuable pursuant to Section 5.3(c) of this Agreement, then such issuance of the Shares by Parent to Seller pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and shall be made in compliance with Applicable Legal Requirements.

(g) Other Deliveries. Buyer will have made the other deliveries required by Section 2.10.

8.2 Conditions to Obligations of Parent and Buyer. Parent’s and Buyer’s obligations to consummate the purchase of the Purchased Assets from Seller and the other transactions contemplated hereby are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent or Buyer, as applicable, in writing):

(a) Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in Article 3, “Representations and Warranties of Seller,” (i) that are qualified as to materiality or Material Adverse Effect will be true and correct and (ii) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct and (ii) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Buyer will have received a certificate to such effect executed by an authorized officer of Seller; provided, however, that if any representation or warranty is true and correct as provided in the foregoing clause on the date of this Agreement, but such representation or warranty ceases to be so true and correct thereafter and (A) Seller notifies Parent and Buyer in reasonable detail of the facts and circumstances as a result of which such representation or warranty ceases to be true and correct in all material respects and (B) the ceasing of such representation or warranty to be so true and correct does not have or represent a Material Adverse Effect with respect the Business or the Purchased Assets, then for purposes of this Section 8.2(a) only (and not for purposes of any other Section or Article hereunder, including Article 7, “Indemnification”), such representation or warranty shall be deemed to be so true and correct as of the Closing Date.

(b) Covenants. Seller will have performed and complied in all material respects with all of its covenants contained in Article 5, “Covenants and Other Agreements,” on or before the Closing (to the extent that such covenants require performance by Seller on or before the Closing), and at the Closing Buyer will have received a certificate to such effect signed by an authorized officer of Seller.

(c) No Material Adverse Change. There will not have been any Material Adverse Change in the Purchased Assets or the Business, and at the Closing, Buyer will have received a certificate to such effect signed by an authorized officer of Seller.

(d) Compliance with Law; No Legal Restraints; No Litigation. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the material transactions contemplated by this Agreement, any Seller Ancillary Agreement or any Buyer Ancillary Agreement. No litigation or proceeding will be pending for the purpose or with the probable effect of enjoining or preventing the consummation the material transactions contemplated hereby or that could be reasonably expected to have a Material Adverse Effect on the Purchased Assets or the Business.

(e) Requisite Approvals. Each of this Agreement and the Asset Purchase shall have been approved and adopted by the Requisite Stockholder Approval. All covenants by which Seller is bound, which covenants, if not waived, would be breached by Seller as a result of the transactions contemplated by this Agreement, shall have been validly waived pursuant to the provisions of thereof.

(f) Acceptance of Offers of Employment. At least 90% of the Selected Employees shall have accepted Buyer’s or Parent’s offers of employment in a writing signed by them on terms satisfactory to Buyer; provided, however, that if a Selected Employee refuses to accept Buyer’s or Parent’s offer of employment because the terms of such offer include either (i) compensation that is materially less than the Selected Employee’s current rate of compensation or (ii) benefits that are not substantially similar to the benefits provided by Parent to its other employees holding a similar position to that offered to such Selected Employee, then such Selected Employee will not be counted for purposes of this Section 8.2(f) when calculating the percentage of Selected Employees that have accepted Buyer’s offers of employment.

(g) Securities Exemptions. In the event that the Shares become issuable pursuant to Section 5.3(c) of this Agreement, then such issuance of the Shares by Parent to Seller pursuant to this

Agreement shall be exempt from the registration requirements of the Securities Act and shall be made in compliance with Applicable Legal Requirements.

(h) Certificate as to Accounts Receivable and Deferred Revenue. Seller shall have provided a certificate, in form and substance reasonably satisfactory to Parent, signed by the Chief Financial Officer of Seller, derived from and in accordance with the books and records of Seller, setting forth and certifying (i) the Accounts Receivable (together with the aging thereof by customer) as of the Closing Date and (ii) the Deferred Revenue by customer, in both cases with such other information as may be reasonably requested by Parent.

(i) Other Deliveries. Seller will have made the other deliveries required by Section 2.9.

ARTICLE 9

TERMINATION OF AGREEMENT

9.1 Termination by Mutual Consent. This Agreement may be terminated at any time before the Closing by the mutual written consent of Parent and Seller.

9.2 Unilateral Termination.

(a) Either Parent or Seller, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

(b) Either Parent or Seller, by giving written notice to the other, may terminate this Agreement if the Closing shall not have occurred by 5 p.m. Pacific Time on November 30, 2003 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 8, “Conditions to Closing” or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

(c) Seller may terminate this Agreement at any time before the Closing (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Buyer set forth in this Agreement or any Buyer Ancillary Agreement, or if any representation or warranty of Parent or Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.1(a) or Section 8.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or (ii) if the condition in Section 8.1(c) would not be satisfied at any time before the Closing, provided that if such inaccuracy in Parent’s or Buyer’s representations and warranties or breach by Parent or Buyer or the Material Adverse Change to Parent is curable by Parent, then Seller may not terminate this Agreement under this Section 9.2(c) for 15 days after delivery of written notice from Seller to Parent of such breach or Material Adverse Change to Parent, provided Parent continues to exercise reasonable efforts to cure such breach or Material Adverse Change to Parent (it being understood that Seller may not terminate this Agreement pursuant to this Section 9.2(c) if such breach by Parent or Buyer or Material Adverse Change to Parent is cured during such 15-day period, or if Seller shall have materially breached this Agreement).

(d) Parent may terminate this Agreement at any time before the Closing (i) upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement or any Seller Ancillary Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or (ii) if the condition in Section 8.2(c) would not be satisfied at any time before the Closing, provided that if such inaccuracy in Seller’s representations and warranties or breach by Seller or the Material Adverse Change to the Purchased Assets or the Business is curable by Seller, then Parent may not terminate this Agreement under this Section 9.2(d) for 15 days after delivery of written notice from Parent to Seller of such breach or Material Adverse Change to the Purchased Assets or the Business, provided Seller continues to exercise reasonable efforts to cure such breach or Material Adverse Change to the Purchased Assets or the Business (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.2(d) if such breach by Seller or Material Adverse Change to the Purchased Assets or the Business is cured during such 15-day period, or if Parent shall have materially breached this Agreement).

(e) Either Seller or Parent, by given written notice to the other, may terminate this Agreement if this Agreement and the Asset Purchase are not approved and adopted by the Requisite Stockholder Approval at a meeting of Seller stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 9.2(e) shall not be available to Seller where the failure to obtain the approval of Seller’s stockholders shall have been caused by the action or failure to act of Seller and such action or failure to act constitutes a material breach by Seller of this Agreement.

(f) Parent may terminate this Agreement at any time before the Closing if a Triggering Event shall have occurred. For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Seller or any committee thereof shall for any reason have withdrawn or shall have amended or modified its recommendation in favor of the Seller stockholders approving the Agreement and the Asset Purchase; or (ii) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Alternative Proposal.

9.3 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 9.1 or Section 9.2 shall be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or, if all of the conditions therefor are satisfied, upon the expiration of any relevant cure period provided for in the relevant paragraphs of Section 9.1 or Section 9.2). In the event of the termination of this Agreement as provided in Section 9.1 or Section 9.2, this Agreement shall be of no further force or effect, except (i) as set forth in Section 9.4 and Article 10, “General Provisions,” each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from Liability for any willful breach of any covenant of this Agreement or for any intentional or willful act or omission by a party which renders any representations or warranties of such party untrue.

9.4 Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 9.2(f), Seller shall promptly, but in no event later than ten Business Days after the date of such termination, pay Parent a fee in cash equal to $800,000 (which is equal to 4% of the guaranteed Purchase Price payable under this Agreement) in immediately available funds (the “SellerTermination Fee”).

(b) In the event that this Agreement is terminated by Parent or Seller, as applicable, pursuant to clause (i) of the initial sentence of Section 9.2(c) or clause (i) of the initial sentence of

Section 9.2(d), then if such termination is caused by the willful breach of any representation, warranty or covenant by the non-terminating party, the non-terminating party shall promptly, but in no event later than ten Business Days after the date of such termination, pay the terminating party a fee in cash equal to $800,000 (which is equal to 4% of the guaranteed Purchase Price payable under this Agreement) in immediately available funds (the “BreachTermination Fee”).

(c) Seller and Parent acknowledge that the agreements contained in this Section 9.4(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Seller nor Parent would enter into this Agreement. Accordingly, if either Seller or Parent fails to pay in a timely manner the amounts due pursuant to this Section 9.4, and, in order to obtain such payment, Seller or Parent makes a claim that results in a judgment against the other party for the amounts set forth in this Section 9.4, the paying party shall pay to the receiving party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.4 at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 9.4 shall not be in lieu of, and shall not limit any claim for, damages incurred in the event of fraud or willful breach of this Agreement.

9.5 Liquidated Damages. The Seller Termination Fee or the Breach Termination Fee when paid to the receiving party in the manner herein provided shall constitute liquidated damages to the receiving party and the paying party shall have no further liability in respect thereof, except with respect to fraud or willful breach of this Agreement. The parties agree that such damages are difficult to estimate and that such amounts are reasonable approximations of actual damages.

ARTICLE 10

GENERAL PROVISIONS

10.1 Dispute Resolution. Any Contested Claim shall be settled by arbitration in (i) Santa Clara County, California with respect to any Claim made by Seller and (ii) in New York, New York, with respect to any Claim made by Parent or Buyer, and, except as herein specifically stated, in accordance with the commercial arbitration rules (the “AAA Rules”) of the American Arbitration Association or its successor (“AAA”) then in effect. In the event AAA ceases to provide arbitration service, then the term “AAA” shall thereafter mean and refer to J.A.M.S./ENDISPUTE (“J.A.M.S.”), and the arbitration will be conducted in accordance with the provisions of J.A.M.S.’ Streamlined Arbitration Rules and Procedures (with the term “AAA Rules” thereafter meaning and referring to J.A.M.S.’ Streamlined Arbitration Rules and Procedures). However, in all events, the arbitration provisions of this Section 10.1 shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Contested Claim.

(a) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the AAA, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(b) Selection of Arbitrator. The AAA will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Delaware contract law; provided, however, that (i) such lawyers cannot work for a firm then performing services for either party, (ii) each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and (iii) the AAA will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the AAA (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the AAA the person who will act as the arbitrator.

(c) Payment of Costs. The parties will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

(d) Burden of Proof. For any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

(e) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and shall deliver such documents to Parent and Seller, together with a signed copy of the Final Award. The Final Award shall constitute a conclusive determination of all issues in question, binding upon the Indemnified Persons, the Indemnifying Persons and Seller, and shall include an affirmative statement to such effect. To the extent that the Final Award determines that an Indemnified Person has actually incurred Damages in connection with the Contested Claim through the date of the Final Award (“Incurred Damages”), the Final Award shall set forth and award to the Indemnified Person the amount of such Incurred Damages. Awards of Damages shall be subject to Section 7.4.

(f) Terms of Arbitration. The arbitrator chosen in accordance with this Section 10.1 will not have the power to alter, amend or otherwise affect the provisions of this Agreement, including the terms of these arbitration provisions.

(g) Exclusive Remedy. Except as specifically otherwise provided herein, arbitration will be the sole and exclusive remedy of the parties for any Contested Claim arising out of this Agreement.

10.2 Expenses. Except as provided in Section 5.3(d), Article 6 and Section 10.1 with regard to fees and expenses in connection with the respective matters set forth therein, each party hereto will bear, pay and be responsible for all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by it in connection with this Agreement and the transactions contemplated hereby.

10.3 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile (with receipt confirmed), five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in writing in accordance with this Section 10.3.

To Parent and Buyer:

Neoforma, Inc.

3061 Zanker Road

San Jose, California, 95134

Attention: General Counsel

Facsimile: 408-468-4040

with a copy to:

Fenwick & West LLP

275 Battery Street, Suite 1500

San Francisco, California 94111

Attention: David Michaels

Facsimile: (415) 281-1350

To Seller:

I-many, Inc.

399 Thornall Street, 12th Floor

Edison, New Jersey 08837

Attention: President

Facsimile: 732-452-1511

with a copy to:

Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Jeffrey Stein

Facsimile: (617) 526-5000

10.4 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.6 Entire Agreement. This Agreement (including all Schedules and exhibits attached hereto), the Seller Ancillary Agreements, the Buyer Ancillary Agreements, the Seller Disclosure Letter (including all Schedules thereto) and the Parent Disclosure Letter (including all Schedules thereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.7 Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party and any purported assignment without such consent will be void. No such assignment by Parent or Buyer shall relieve Parent or Buyer of any of its respective obligations under this Agreement.

10.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the indemnification rights of the Indemnified Persons under Article 7.

10.9 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Waiver of any term or condition of this Agreement will only be effective if and to the extent documented in a writing signed by the party making or granting such waiver and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to enforce any provision hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

10.11 Construction of Agreement. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article, such reference shall be to an Article of this Agreement. This Agreement has been negotiated by Parent, Buyer and Seller and their attorneys and the language hereof will not be construed for or against either party. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” Each reference herein to a law, statute, regulation, document or agreement will be deemed in each case to include all amendments thereto.

10.12 Attorneys’ Fees. Except as otherwise provided herein, should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.13 Specific Performance. Parent, Buyer and Seller each acknowledge that, in view of the uniqueness of the Purchased Assets, the Business and the transactions contemplated by this Agreement, the Seller Ancillary Agreements and the Buyer Ancillary Agreements, a party would not have an adequate remedy at law for money damages if this Agreement, any Seller Ancillary Agreement or any Buyer Ancillary Agreement is not performed in accordance with its respective terms. Each party to this Agreement therefore agrees that the other party hereto shall be entitled to seek specific enforcement of the terms of this Agreement, any Seller Ancillary Agreement and any Buyer Ancillary Agreement in addition to any other remedy to which it may be entitled, at law or in equity.

10.14 Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Purchased Assets shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof (in the case of tangible assets) is delivered to Buyer.

10.15 Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to laws concerning choice of law or conflicts of law. Subject to Section 10.1, all disputes arising out of this Agreement or the obligations of the parties hereunder, including disputes that may arise following termination of this Agreement, shall be subject to the exclusive jurisdiction and venue of the Delaware State courts (or, if there is federal jurisdiction, then the exclusive jurisdiction of the United States District Court for the District of Delaware). EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO

THE PERSONAL AND EXCLUSIVE JURISDICTION AND VENUE OF SAID COURTS AND WAIVES TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

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IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

I-MANY, INC.	NEOFORMA, INC.

By:	By:

Name:	Name:

Title:	Title:

NEOCARS CORPORATION

By:

Name:

Title:

[Signature Page to Asset Purchase Agreement]